     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 16, 1998



                                                      REGISTRATION NO. 333-42425

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933


                         PRE-EFFECTIVE AMENDMENT NO. 1

                            ------------------------

                   AMERICAN FOUNDATION LIFE INSURANCE COMPANY

             (Exact name of registrant as specified in its charter)


              ALABAMA                      63-0761690
  (State or other jurisdiction of       (I.R.S. Employer      (Primary Standard Industrial
  incorporation or organization)     Identification Number)       Classification Code)


                             2801 HIGHWAY 280 SOUTH
                           BIRMINGHAM, ALABAMA 35223
                                 (205) 879-9230

         (Address, including zip code, and telephone number, including area code, of principal executive office)
                            ------------------------

                                  CAROLYN KING
                   AMERICAN FOUNDATION LIFE INSURANCE COMPANY
                                 P. O. BOX 2606
                           BIRMINGHAM, ALABAMA 35202
                                 (205) 879-9230

      (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                                   COPIES TO:

        STEPHEN E. ROTH, ESQ.                    STEVE M. CALLAWAY, ESQ.
   Sutherland, Asbill & Brennan LLP         American Foundation Life Ins. Co.
    1275 Pennsylvania Avenue, N.W.                    P. O. Box 2606
     Washington, D.C. 20004-2404                Birmingham, Alabama 35202

                            ------------------------

    If any of the securities that have been registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. /X/
                            ------------------------

                        CALCULATION OF REGISTRATION FEE


                                                                  PROPOSED MAXIMUM    PROPOSED MAXIMUM
     TITLE OF EACH OF SECURITIES TO BE           AMOUNT TO         OFFERING PRICE        AGGREGATE           AMOUNT OF
                REGISTERED                     BE REGISTERED          PER UNIT         OFFERING PRICE     REGISTRATION FEE
Modified Guaranteed Annuity Contracts and
  Participating Interests Therein..........          *                   *              $100,000,000         $34,483**


 * The maximum aggregate offering price is estimated solely for the purpose of determining the registration fee. The amount to be registered and the proposed maximum offering price per unit are not applicable since these securities are not issued in predetermined amounts or units.


** Registration fee paid concurrently with the filing of Registrant's initial registration statement on December 17, 1997.

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), SHALL DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                     MODIFIED GUARANTEED ANNUITY CONTRACTS

                                   ISSUED BY
                   American Foundation Life Insurance Company
                            ("American Foundation")
                             2801 Highway 280 South
                           Birmingham, Alabama 35223
                                 (800) 456-6330

                            ------------------------


    This Prospectus describes interests in a non-participating group modified guaranteed annuity contract. It is designed and offered to provide annuity payments in connection with retirement programs that may or may not qualify for special income tax treatment under the Internal Revenue Code. Persons who have established accounts with certain broker-dealers that have entered into distribution agreements to offer interests in the group modified guaranteed annuity contract, and members of other eligible groups may purchase interests in the group modified guaranteed annuity contract. A Participant's interest in the group modified guaranteed annuity contract is evidenced by the issuance of a certificate. The group modified guaranteed annuity contract and certificates are hereafter referred to collectively as the "Contract."



    The Annuity Premium payments accepted by American Foundation under the Contract will be allocated to and accounted for in a non-unitized separate account. The assets of this separate account equal to the reserves and other contract liabilities are not chargeable with the liabilities arising out of any other business the Company conducts.



    An Annuity Premium of at least $10,000 is required to purchase a Contract. Additional Annuity Premium payments may be accepted. Regardless of the number of Annuity Premium payments made, only one Contract will be issued. American Foundation reserves the right not to accept any Annuity Premium payment and to limit the total amount of your Annuity Premiums.


    Each Annuity Premium payment (less premium taxes, if applicable) will be allocated at your direction to one or more Sub-Accounts which correspond to the Guaranteed Periods chosen by you, and will accumulate at the Guaranteed Interest Rate or Rates applicable to such Guaranteed Periods. American Foundation currently offers several Guaranteed Periods. PARTIAL AND FULL SURRENDERS MADE PRIOR TO THE END OF A GUARANTEED PERIOD MAY BE SUBJECT TO A SURRENDER CHARGE, AND WILL BE SUBJECT TO A MARKET VALUE ADJUSTMENT, WHICH COULD EITHER INCREASE OR DECREASE YOUR ACCOUNT VALUE. American Foundation guarantees that Annuity Premium held to the end of a Guaranteed Period will accumulate at its Guaranteed Interest Rate, and will not be subject to a Surrender Charge or a Market Value Adjustment.

    PLEASE READ THIS PROSPECTUS CAREFULLY. INVESTORS SHOULD KEEP A COPY FOR FUTURE REFERENCE.


AN INVESTMENT IN THE CONTRACT IS NOT A DEPOSIT OR OBLIGATION OF, OR GUARANTEED OR ENDORSED BY, ANY BANK, NOR IS THE CONTRACT FEDERALLY INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY. AN INVESTMENT IN THE CONTRACT INVOLVES CERTAIN RISKS, INCLUDING THE LOSS OF ANNUITY DEPOSITS (PRINCIPAL).


                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  THE DATE OF THIS PROSPECTUS IS MAY   , 1998

                        CAPSULE SUMMARY OF THE CONTRACT


    This Prospectus describes certificates issued pursuant to a group modified guaranteed annuity contract issued by American Foundation Life Insurance Company ("American Foundation"). The group modified guaranteed annuity contract and certificates are referred to collectively as the "Contract."



    The Contract may be issued pursuant to nonqualified retirement plans or plans qualifying for special tax treatment including Individual Retirement Annuities or Accounts, certain Tax Sheltered Annuities and H.R. 10 plans.



    You must submit properly completed application information along with an Annuity Premium payment to receive a Contract. Your initial Annuity Premium must be at least $10,000 unless approved by the Company. Additional Annuity Premium payments may be accepted. Regardless of the number of Annuity Premium payments made, only one Contract will be issued. We reserve the right not to accept any Annuity Premium payment and to limit the total amount of your Annuity Premium.


    Each Annuity Premium payment will be allocated to one or more Sub-Accounts which correspond to the Guaranteed Periods that you specify. A Guaranteed Period is the period of years for which a rate of interest is guaranteed. You select Initial Guaranteed Period(s) from among those offered by us at the time the Annuity Premium is paid. During an Initial Guaranteed Period, Annuity Premium allocated to a Sub-Account will earn interest at the Initial Guaranteed Interest Rate established by the Company.

    At the end of the Initial Guaranteed Period a Subsequent Guaranteed Period will begin. Unless you instruct us otherwise in Writing, the Sub-Account value at the end of the Guaranteed Period will become the Sub-Account Premium for a Subsequent Guaranteed Period with the same duration as the previous Guaranteed Period, if it does not extend beyond the Annuity Commencement Date. Otherwise, the Subsequent Guaranteed Period will be the longest Guaranteed Period then offered which does not extend beyond the Annuity Commencement Date. The Sub-Account will earn interest at the Subsequent Guaranteed Interest Rate. The Subsequent Guaranteed Interest Rate will be determined at the beginning of the Subsequent Guaranteed Period and may not be equal to the Initial Guaranteed Interest Rate then offered for an Initial Guaranteed Period of the same duration. Initial and Subsequent Guaranteed Interest Rates will not be less than an annual effective interest rate of 3%.

    AMERICAN FOUNDATION LIFE INSURANCE COMPANY WILL MAKE THE FINAL DETERMINATION AS TO GUARANTEED RATES TO BE DECLARED. WE CANNOT PREDICT NOR DO WE GUARANTEE FUTURE INTEREST RATES TO BE DECLARED. (See "Establishment of Guaranteed Interest Rates".)

    We make no charges to your Annuity Premium when it is received by us (except deduction for premium taxes, where applicable). Full and partial surrenders from each Sub-Account are permitted subject to certain restrictions. A full or partial surrender made prior to the end of a Guaranteed Period will be subject to a Market Value Adjustment and may be subject to a Surrender Charge, which could result in the receipt of less than your Annuity Premium(s). A Surrender Charge will apply during each Guaranteed Period. For Guaranteed Periods with durations longer than seven years, a Surrender Charge will only apply during the first seven years. The Surrender Charge is equal to a specified Surrender Charge Percentage (maximum 7%) applied to the amount of each full or partial surrender requested adjusted by the Market Value Adjustment, less any amount available as an Interest Withdrawal. (See "Interest Withdrawals" and "Surrender Charges".)

    After the first Premium Year of any Sub-Account, you may request a withdrawal of all, or a portion of the interest credited to that Sub-Account during the prior Premium Year. Your request must be in Writing and you may only make one such request per Premium Year. No Surrender Charge or Market Value Adjustment will be imposed on these interest withdrawals. Any such withdrawal may, however, be subject to tax, including a 10% penalty tax under the Internal Revenue Code. (See "Federal Tax Matters".)

    A Market Value Adjustment is applied when you make a full or partial surrender from a Sub-Account prior to the end of the Sub-Account's Guaranteed Period. The Market Value Adjustment reflects the relationship between (i) the Guaranteed Interest Rate initially established for the Sub-Account from which the surrender is being made; and, (ii) the Guaranteed Interest Rate in effect at the time of the surrender for a Guaranteed Period equivalent to the original duration of the Guaranteed Period from which the surrender is being made reduced by the number of completed years elapsed since the Guaranteed Period was established. It is possible that the interest rate for a Guaranteed Period equivalent to the time remaining in the Sub-Account from which the surrender is being made may be higher at the time of surrender than the Guaranteed Interest Rate credited at the time a Sub-Account was established. In this case, the amount you would receive upon a surrender may be less than the amount allocated to the Sub-Account plus the interest credited thereon. If the interest rate for a Guaranteed Period equivalent to the time remaining in the Sub-Account from which the surrender is being made is lower than the Guaranteed Interest Rate credited when the Sub-Account was established, you could receive an amount larger than the amount allocated to the Sub-Account plus the interest credited. (See "Market Value Adjustment".)

    Partial or full surrenders are generally taxable, and may also may be subject to a 10% penalty tax under the Internal Revenue Code (See "Federal Tax Matters".) We may defer payment of any full or partial surrender for a period not exceeding 6 months from the Surrender Date, or the period permitted by applicable state insurance law, if less.

    On the Annuity Commencement Date, American Foundation will apply the Account Value, less applicable premium taxes, to the Annuity option you have selected. To elect an Annuity option, you must notify us of the Annuity option you are electing 30 days prior to the Annuity Commencement Date. (See "Annuity Benefits".)


    The Contract provides for a Death Benefit. If an Owner dies while the Contract is in force and before the Annuity Commencement Date, a Death Benefit may be payable to the Beneficiary. If no Beneficiary designation is in effect or if no Beneficiary is living at the time of an Owner's death, the Estate of the deceased Owner will be the Beneficiary.



    Only one Death Benefit is payable under the Contract. (See "Death Benefit".)



    For Contracts subject to premium tax, the premium tax may be deducted from the Annuity Premium when received or upon full or partial surrender, or from the Death Benefit or the amount applied to an Annuity option. Currently, New York does not impose premium tax.


    We will furnish you with a report annually showing your Account Value, Sub-Account Values, and all other information required by law. The report will not include our financial statements.


    You may cancel your Contract within thirty days after receipt by returning or mailing it to us or the person who sold you the Contract. We will refund the Account Value adjusted by the Market Value Adjustment (except for Individual Retirement Annuities returned within seven days of issuance) and cancel the Contract, as though it had never been issued.

                               TABLE OF CONTENTS


GLOSSARY OF SPECIAL TERMS.........................................................................          6

DESCRIPTION OF CONTRACTS..........................................................................          8
A.         General................................................................................          8
B.         Application Information, Annuity Premium...............................................          8
C.         Initial and Subsequent Guaranteed Periods..............................................          8
D.         Determination of Guaranteed Interest Rates.............................................         10
E.         Surrenders.............................................................................         10
           1.         Market Value Adjustment.....................................................         10
           2.         Surrender Charge............................................................         11
           3.         Interest Withdrawals........................................................         12
F.         Premium Taxes..........................................................................         12
G.         Death Benefit..........................................................................         12
H.         Annuity Benefits.......................................................................         13
           1.         Electing the Annuity Commencement Date and Form of Annuity..................         13
           2.         Change of Annuity Commencement Date, Annuity Option, or Annuitant...........         13
           3.         Annuity Options.............................................................         14
           4.         Annuity Payment.............................................................         14
           5.         Death of Annuitant or Participant After Annuity Commencement Date...........         14

INVESTMENTS BY AMERICAN FOUNDATION................................................................         15

OTHER PROVISIONS..................................................................................         16
A.         Contract Transactions..................................................................         16
B.         Amendment of Contracts.................................................................         16
C.         Assignment of Contracts................................................................         16

DISTRIBUTION OF CONTRACTS.........................................................................         16

FEDERAL TAX MATTERS...............................................................................         16
A.         Introduction...........................................................................         16
B.         The Company's Tax Status...............................................................         17
C.         Taxation of Annuities in General.......................................................         17
           1.         Tax Deferral During Accumulation Period.....................................         17
           2.         Taxation of Partial and Full Withdrawals....................................         17
           3.         Taxation of Annuity Payments................................................         18
           4.         Taxation of Death Benefit Proceeds..........................................         18
           5.         Penalty Tax on Premature Distributions......................................         18
           6.         Aggregation of Contracts....................................................         19
           7.         Loss of Interest Deduction Where Contracts Are Held by or for the Benefit of
                        Certain Non-natural Persons...............................................         19
D.         Qualified Retirement Plans.............................................................         19
           1.         In General..................................................................         19
                      a. Individual Retirement Annuities..........................................         20
                      b. Corporate and Self-Employed ("H.R. 10" and "Keogh") Pension and Profit-
                         Sharing Plans............................................................         20
                      c. Tax-Sheltered Annuities..................................................         21
           2.         Direct Rollover Rules.......................................................         21
E.         Federal Income Tax Withholding.........................................................         21

AMERICAN FOUNDATION LIFE INSURANCE COMPANY........................................................         22
A.         Business...............................................................................         22
B.         Selected Financial Data................................................................         23
C.         Management's Discussion and Analysis of Financial Condition and Results of Operations..         24
           1.         Results of Operations.......................................................         25
                      a. Known Trends and Uncertainties...........................................         26
                      b. Recently Issued Accounting Standards.....................................         29
           2.         Recently Issued Accounting Standards........................................         29
           3.         Liquidity and Capital Resources.............................................         29
           4.         Impact of Inflation.........................................................         30
D.         Insurance in Force.....................................................................         31
E.         Underwriting...........................................................................         31
F.         Investments............................................................................         32
G.         Indemnity Reinsurance..................................................................         34
H.         Policy Liabilities and Accruals........................................................         35
I.         Competition............................................................................         35
J.         Regulation.............................................................................         35
K.         Employees..............................................................................         37

DIRECTORS AND EXECUTIVE OFFICERS..................................................................         37

EXECUTIVE COMPENSATION............................................................................         39
A.         Summary Compensation Table.............................................................         39
B.         Aggregated Fy-end Option/SAR Values....................................................         39
C.         Performance Share Plan.................................................................         40
D.         Pension Plan...........................................................................         41
E.         Additional Agreements..................................................................         42
           1.  Compensation Committee Interlocks and Insider Participation........................         42
           2.  Management Ownership of PLC Stock..................................................         43

CERTAIN TRANSACTIONS..............................................................................         45

LEGAL PROCEEDINGS.................................................................................         45

EXPERTS...........................................................................................         45

LEGAL MATTERS.....................................................................................         45

REGISTRATION STATEMENT............................................................................         45

APPENDIX A........................................................................................        A-1

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THAT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF, OR SOLICITATION OF AN OFFER TO ACQUIRE, ANY CONTRACTS OFFERED BY THIS PROSPECTUS IN ANY JURISDICTION TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION IN SUCH JURISDICTION.


                           GLOSSARY OF SPECIAL TERMS


    "We", "us", "our", "American Foundation", and "Company" refer to American Foundation Life Insurance Company. "You", "your", and "Participant" refer to a person who has been issued a certificate, which represents an interest in the group modified guaranteed annuity contract. Individuals as well as non-natural persons, such as corporations and trusts, may be Participants.


                                  DEFINITIONS

    ACCOUNT VALUE:  The sum of all Sub-Account Values.

    ADMINISTRATIVE OFFICE: 2801 Highway 280 South, Birmingham, Alabama 35223. Correspondence sent by U.S. Mail should be addressed to American Foundation at P.O. Box 10648, Birmingham, Alabama 35202-0648.


    ANNUITANT: Annuity payments may depend upon the continuation of the life of a person. That person is called an Annuitant. If an Annuitant is not an Participant and dies prior to the Annuity Commencement Date, the Participant first named on the application will become the Annuitant, unless the Participant designates otherwise.


    ANNUITY:  A series of periodic payments.

    ANNUITY COMMENCEMENT DATE: The date on which Annuity payments are determined. The initial payment must be made within one month of the Annuity Commencement Date.


    ANNUITY PREMIUM: Payments (less premium taxes, if applicable) made and allocated to the Guaranteed Period(s) you select under the Contract. Each Annuity Premium and each allocation to a Guaranteed Period must be at least $10,000. We reserve the right not to accept any Annuity Premium payment and to limit the total amount of your Annuity Premiums. Only one Contract will be issued regardless of the number of Annuity Premiums you make.



    BENEFICIARY: The person or persons entitled to receive the Death Benefit under this Contract, if any, upon the death of an Participant.



       PRIMARY--The Primary Beneficiary is the surviving Participant, if any. If there is no surviving Participant, the Primary Beneficiary is the person or persons designated on the application or, if changed by the Participant, the person or persons so named in our records.



       CONTINGENT--The person or persons named to receive the Death Benefit if the Primary Beneficiary is not living at the time of an Participant's death. If no Beneficiary designation is in effect or if no Beneficiary is living at the time of an Participant's death, the Estate of the deceased Participant will be the Beneficiary.


       IRREVOCABLE--An irrevocable Beneficiary is one whose consent is needed to change the Beneficiary designation, and to exercise certain other rights.

    COMPANY:  American Foundation Life Insurance Company.


    DEATH BENEFIT: The amount payable to a Beneficiary upon the death of an Participant prior to the Annuity Commencement Date. Only one Death Benefit is payable under this Contract even though the Contract may, in some circumstances, continue beyond an Participant's death.

    EFFECTIVE DATE: The date on which we begin crediting interest on your initial Annuity Premium. The Effective Date is shown on the Schedule page of your Contract. Contract Years are measured from the Effective Date.


    GUARANTEED INTEREST RATE: The effective rate of interest, calculated after daily compounding has been taken into account, which is established by the Company for a Guaranteed Period. Guaranteed Interest Rates are designated either "Initial" or "Subsequent".

    GUARANTEED PERIOD: The period for which a Guaranteed Interest Rate will be credited to a Sub-Account. Guaranteed Periods are designated as either "Initial" or "Subsequent".

    MARKET VALUE ADJUSTMENT: The adjustment made to a Sub-Account Value when a full or partial surrender is made prior to the end of a Guaranteed Period.

    NET ACCOUNT VALUE:  The sum of all Net Sub-Account Values.

    NET SUB-ACCOUNT VALUE: The Sub-Account Value after application of the Market Value Adjustment and deductions for any Surrender Charges and applicable premium taxes.

    NET SURRENDER AMOUNT: The Surrender Amount after application of the Market Value Adjustment and less any deductions for any Surrender Charges and applicable premium taxes.


    QUALIFIED CONTRACTS: Contracts issued in connection with retirement plans that receive favorable tax treatment under sections 401, 403, 408, or 408A of the Internal Revenue Code of 1986, as amended.



    QUALIFIED PLAN: Retirement plans which receive favorable tax treatment under sections 401, 403, or 408, or 408A of the Internal Revenue Code of 1986, as amended.


    SUB-ACCOUNT: Annuity Premium is allocated to one or more Sub-Accounts. A Sub-Account is characterized by its Guaranteed Period and its corresponding Guaranteed Interest Rate.

    SUB-ACCOUNT PREMIUM: Annuity Premium allocated to a Sub-Account, or any amount transferred to a Sub-Account at the end of a Guaranteed Period. Premium Years are measured from the date the Sub-Account Premium is credited.


    SUB-ACCOUNT VALUE: The Sub-Account Premium, increased by all interest credited and decreased by previous full or partial surrenders (including applicable Surrender Charges, Market Value Adjustments and premium taxes) and previous interest withdrawals. The Sub-Account Value of each Sub-Account under this Contract must be at least $10,000 at all times.


    SURRENDER AMOUNT: The portion of the Sub-Account Value removed to satisfy a written request for a full or partial surrender.

    SURRENDER CHARGE: A charge imposed when a partial or full surrender is made prior to the end of a Guaranteed Period.

    SURRENDER DATE: The date on which we receive at our Administrative Office a request in Writing for a full or partial surrender, or such later date that you may request.

    WRITING: A written form satisfactory to the Company received at the Administrative Office. Correspondence sent by U.S. Mail should be addressed to American Foundation, P. O. Box 10648, Birmingham, Alabama 35202-0648.

                            DESCRIPTION OF CONTRACTS


A.  GENERAL


    The Contract is a flexible-premium, deferred, group modified guaranteed annuity contract. The Contract may be issued pursuant to nonqualified retirement plans or plans qualifying for special tax treatment including Individual Retirement Annuities or Accounts, certain Tax Sheltered Annuities and H.R. 10 plans. We reserve the right to accept or decline a request to issue a Contract.


B.  APPLICATION INFORMATION, ANNUITY PREMIUM


    To apply for a Contract, an Annuity Premium must accompany properly completed application information. The minimum Annuity Premium is $10,000. American Foundation reserves the right not to accept any Annuity Premium payment and to limit the total amount of your Annuity Premium. Currently, the maximum aggregate amount of Annuity Premium that will be accepted without prior Administrative Office approval is $1,000,000.


    Each Annuity Premium (less premium taxes, if applicable) will be allocated at your direction to one or more Sub-Accounts corresponding to the Guaranteed Periods you choose. Each Annuity Premium will accumulate at specified Guaranteed Interest Rate(s). Your Account Value is the sum of all of your Sub-Account Values. Each Sub-Account Value is equal to the amount you allocated to the Sub-Account (either as an Annuity Premium or as part of a transfer of a Sub-Account Value at the end of the previous Guaranteed Period), plus the interest credited thereto at the Guaranteed Interest Rate, as adjusted for any prior full or partial surrenders (including Market Value Adjustments, Surrender Charges, premium taxes thereon and previous interest withdrawals).


    You will start earning interest on the day your Contract is issued, which is also called the Effective Date. Additional Annuity Premium payments may be made to the Contract, subject to our acceptance. Regardless of the number of Annuity Premium payments made, only one Contract will be issued.


C.  INITIAL AND SUBSEQUENT GUARANTEED PERIODS

    You select the Guaranteed Periods for each Annuity Premium from those durations offered by us at the time the Annuity Premium is made, provided no Guaranteed Period may extend beyond the Annuity Commencement Date. All Guaranteed Periods may not be available in all states at all times. We will establish a Sub-Account for each Guaranteed Period you select. The minimum allocation to a Sub-Account is $10,000. The Sub-Account Premium will earn interest at the Initial Guaranteed Interest Rate which will be an effective annual interest rate after taking into account daily compounding of interest.

    Set forth below is an illustration of how interest will be credited to your Account Value during each Guaranteed Period. For the purpose of this example we have made the assumptions as indicated.

    NOTE: THE FOLLOWING EXAMPLE ASSUMES NO SURRENDERS OR WITHDRAWALS OF ANY AMOUNT AND NO PREMIUM TAX DUE ON ISSUANCE. A MARKET VALUE ADJUSTMENT AND SURRENDER CHARGE MAY APPLY TO ANY SUCH PARTIAL OR FULL SURRENDER MADE PRIOR TO THE END OF A GUARANTEED PERIOD (SEE "SURRENDERS"). THE HYPOTHETICAL INTEREST RATES ARE ILLUSTRATIVE ONLY AND ARE NOT INTENDED TO PREDICT FUTURE INTEREST RATES TO BE DECLARED UNDER THE CONTRACT. ACTUAL INTEREST RATES DECLARED FOR ANY GIVEN GUARANTEED PERIOD MAY BE MORE OR LESS THAN THOSE SHOWN.

             EXAMPLE OF COMPOUNDING AT THE GUARANTEED INTEREST RATE


Premium:                  $100,000.00
Guaranteed Period:        5 years
Guaranteed Interest
Rate:                     5.00%



                                                YEAR 1        YEAR 2        YEAR 3        YEAR 4        YEAR 5
                                             ------------  ------------  ------------  ------------  ------------
Beginning of Year 1 Account Value:           $ 100,000.00
  X (1 + Guaranteed Interest Rate):                 1.05%
  = End of Year 1 Account Value:             $ 105,000.00
Beginning of Year 2 Account Value:                         $ 105,000.00
  X (1 + Guaranteed Interest Rate):                               1.05%
  = End of Year 2 Account Value:                           $ 110,250.00
Beginning of Year 3 Account Value:                                       $ 110,250.00
  X (1 + Guaranteed Interest Rate):                                             1.05%
  = End of Year 3 Account Value:                                         $ 115,762.50
Beginning of Year 4 Account Value:                                                     $ 115,762.50
  X (1 + Guaranteed Interest Rate):                                                           1.05%
  = End of Year 4 Account Value:                                                       $ 121,550.62
Beginning of Year 5 Account Value:                                                                   $ 121,550.62
  X (1 + Guaranteed Interest Rate):                                                                         1.05%
  = End of Year 5 Account Value:                                                                     $ 127,628.16
    Total Interest Credited in Guaranteed Period: $127,628.16 - $100,000.00 = $27,628.16
    Account Value at End of Guaranteed Period: $100,000.00 + $27,628.16 = $127,628.16


    At the end of any Guaranteed Period a Subsequent Guaranteed Period will begin. Unless you instruct us otherwise in Writing, the Sub-Account Value at the end of a Guaranteed Period will become the Sub-Account Premium for a Subsequent Guaranteed Period with the same duration as the previous Guaranteed Period, if it does not extend beyond the Annuity Commencement Date. Otherwise, the Subsequent Guaranteed Period will be the longest Guaranteed Period then offered which does not extend beyond that date. The Company will always offer a 1-year Subsequent Guaranteed Period in addition to other Guaranteed Periods then available.

    The Sub-Account Premium will earn interest at the Subsequent Guaranteed Interest Rate. The Subsequent Guaranteed Interest Rate will be determined at the beginning of the Subsequent Guaranteed Period and may not be equal to the Initial Guaranteed Interest Rate then offered for an Initial Guaranteed Period of the same duration.

    Initial and Subsequent Guaranteed Interest Rates will not be less than an annual effective interest rate of 3%. You may not transfer a Sub-Account Value to any other Sub-Account before the end of the existing Sub-Account's Guaranteed Period. At least 45 days, but no more than 75 days prior to the end of each Guaranteed Period, we will send a written notice advising you of the maturity date and maturity value of the Sub-Account. At your request during this period, we will provide you with the then effective Guaranteed Interest Rate for each specified Subsequent Guaranteed Period. THE ACTUAL GUARANTEED INTEREST RATE WILL BE DETERMINED AT THE BEGINNING OF THE SUBSEQUENT GUARANTEED PERIOD(S) YOU SELECT.

    In no event may Guaranteed Periods extend beyond the Annuity Commencement Date then in effect. The Annuity Commencement Date may not be later than the Annuitant's 90th birthday (or a date to which we agree in writing). Any request for extension of the Annuity Commencement Date beyond the Annuitant's 90th birthday must be approved in writing by the Administrative Office. Annuity Commencement Dates which occur at advanced ages, E.G., past age 85, may in some circumstances have adverse income tax consequences. (See "Federal Tax Matters".)

D.  DETERMINATION OF GUARANTEED INTEREST RATES


    From time to time, American Foundation Life Insurance Company, in its sole discretion, determines the Guaranteed Interest Rate for each Initial and Subsequent Guaranteed Period. The determination will be reflective of interest rates available on the types of instruments in which the Company intends to invest the proceeds attributable to the Contracts. (See "Investments By American Foundation".) In addition, we may also consider various other factors in determining Guaranteed Interest Rates, including regulatory and tax requirements; sales commissions and administrative expenses incurred by the Company; general economic trends; and, competitive factors.


    Sub-Account Premium of $100,000 or more is currently credited with an interest rate in excess of that credited to Sub-Account Premium of less than $100,000. In addition, if your account value exceeds $100,000 all subsequent Annuity Premiums and renewals will be credited with the increased interest rate. American Foundation reserves the right to change or discontinue offering the increased interest rate at its discretion. A Guaranteed Interest Rate credited to a Sub-Account will never be changed prior to the end of the Guaranteed Period. AMERICAN FOUNDATION LIFE INSURANCE COMPANY WILL MAKE THE FINAL DETERMINATION AS TO GUARANTEED INTEREST RATES TO BE DECLARED. WE CANNOT PREDICT NOR DO WE GUARANTEE FUTURE INTEREST RATES TO BE DECLARED.

E.  SURRENDERS

    Full surrenders may be made at any time. Partial surrenders may only be made if each Sub-Account Value after the partial surrender is at least $10,000. You must specify the Sub-Accounts from which the partial surrender is to be made, but if a surrender is requested from a Sub-Account which has the same Guaranteed Period as any other Sub-Account, the partial surrender must come from the Sub-Account with the shortest time remaining.

    In the case of certain Qualified Plans, Federal tax law imposes restrictions on the form and manner in which benefits may be paid. For example, spousal consent may be needed in certain instances before a distribution may be made.

    1.  MARKET VALUE ADJUSTMENT

    The amount payable on a full or partial surrender made prior to the end of any Guaranteed Period may be adjusted up or down by the application of the Market Value Adjustment formula.

    The Market Value Adjustment is equal to the Market Value Adjustment Percentage indicated below, applied to the amount of each full or partial surrender requested less any amount available under the "INTEREST WITHDRAWAL" provision of this Contract at the time of the surrender. The Market Value Adjustment does not apply to surrenders made from a Sub-Account at the end of its Guaranteed Period. Such surrenders should be requested during the final 30 days of the Guaranteed Period.

    MARKET VALUE ADJUSTMENT PERCENTAGE = (C - I + 0.25%) X (N/12), WHERE:

    C = the Guaranteed Interest Rate currently in effect for a Guaranteed Period with a duration equivalent to the time remaining in the Guaranteed Period from which the surrender is being made. Linear interpolation will be used to determine C when the time remaining is not an integral number of whole years. When the time remaining is less than one year, C will be the current one year rate;

    I = the Guaranteed Interest Rate initially established for the Guaranteed Period from which the surrender is being made;

    N = The number of months remaining in the Guaranteed Period from which the surrender is being made.

    C will be based upon the same factors used in determining I, including whether the original Guaranteed Period was an Initial Guaranteed Period or a Subsequent Guaranteed Period, and whether or not I included excess rate.

    In the event a current Guaranteed Interest Rate is no longer calculated by the Company, a suitable replacement index, subject to all necessary regulatory approvals, will be used.

    The Market Value Adjustment formula includes a set percentage factor (0.25%) designed to compensate American Foundation for certain expenses and losses that might be incurred as a direct or indirect result or consequence of surrenders.

    Please refer to Appendix A of this Prospectus, which contains an example of the Market Value Adjustment Percentage as it is applied to a surrender request.

    2.  SURRENDER CHARGES

    A Surrender Charge, if applicable, will be applied to a full or partial surrender from a Sub-Account requested prior to the end of a Guaranteed Period. The Surrender Charge Percentage for each year of an Initial or Subsequent Guaranteed Period is indicated in the appropriate table below. The Surrender Charge is determined by applying the Surrender Charge Percentage to the amount of each full or partial surrender requested adjusted by any applicable Market Value Adjustment, less any amount available under the "INTEREST WITHDRAWAL" provision of this Contract at the time of the surrender. The Surrender Charge does not apply to Surrenders made from a Sub-Account at the end of its Guaranteed Period.

                SURRENDER CHARGE FOR INITIAL GUARANTEED PERIODS

                     PREMIUM YEAR DURING WHICH SURRENDER IS TAKEN
 GUARANTEED   ----------------------------------------------------------
   PERIOD      1     2     3     4     5     6     7     8     9     10
------------  ----  ----  ----  ----  ----  ----  ----  ----  ----  ----
  1.........    1%
  2.........    2%    1%
  3.........    3%    2%    1%
  4.........    4%    3%    2%    1%
  5.........    5%    4%    3%    2%    1%
  6.........    6%    5%    4%    3%    2%    1%
7-10........    7%    6%    5%    4%    3%    2%    1%    0%    0%    0%

               SURRENDER CHARGE FOR SUBSEQUENT GUARANTEED PERIODS

                     PREMIUM YEAR DURING WHICH SURRENDER IS TAKEN
 GUARANTEED   ----------------------------------------------------------
   PERIOD      1     2     3     4     5     6     7     8     9     10
------------  ----  ----  ----  ----  ----  ----  ----  ----  ----  ----
  1.........    1%
  2.........    2%    1%
  3.........    3%    2%    1%
  4.........    4%    3%    2%    1%
  5.........    5%    4%    3%    2%    1%
  6.........    5%    5%    4%    3%    2%    1%
7-10........    5%    5%    5%    4%    3%    2%    1%    0%    0%    0%

    There is no Surrender Charge after the first seven years of Guaranteed Periods with a duration greater than seven years. In addition, for purposes of determining amounts subject to the Surrender Charge, we will consider surrendered amounts first to be interest withdrawals, to the extent interest credited to your Sub-Accounts during the prior Contract Year has not yet been withdrawn. No Surrender Charge (or Market Value Adjustment) is imposed on these interest withdrawal amounts. (See "Interest Withdrawals".)


The Surrender Charge and Market Value Adjustment will not apply to full or partial surrenders from a Sub-Account at the end of its Guaranteed Period.

The Net Surrender Amount will be calculated by the Company on the Surrender Date using the following formula:

                            (A - M - S - P), WHERE:

       A= the Surrender Amount

       M= the amount of the Market Value Adjustment;

       S= the amount of the Surrender Charge;

       P= the amount of unpaid premium taxes, if any.

The Company may defer payment of any partial or full surrender for the period permitted by law. In no event will the deferral exceed 6 months from the Surrender Date.

    Full or partial surrender may be subject to Federal and state income tax, including a 10 percent penalty tax (see "Federal Tax Matters"), and, in some cases, premium tax (see "Premium Taxes"). Under certain Qualified Plans, the consent of your spouse may be required. Under Tax-Sheltered Annuities, withdrawals attributable to contributions made pursuant to a salary reduction agreement may be made only in limited circumstances. (See "Federal Tax Matters".)

    3.  INTEREST WITHDRAWALS

    After the first Premium Year of any Sub-Account, you may request a withdrawal of all, or a portion of the interest credited to that Sub-Account during the prior Premium Year. Your request must be in Writing and you may only make one such request per Premium Year. No Surrender Charge or Market Value Adjustment will be imposed on these interest withdrawals. Any such withdrawal may, however, be subject to tax, including the 10% penalty tax under the Internal Revenue Code. Withdrawals are permitted from Contracts issued as Tax Sheltered Annuities only under limited circumstances. (See "Federal Tax Matters".)

F.  PREMIUM TAXES


    Premium taxes will be deducted, if applicable. For Contracts subject to premium tax, the premium tax may be deducted from the Annuity Premium when received or upon full or partial surrender, or from the Death Benefit or the amount applied to an Annuity option. Where applicable, these tax rates range up to 3.50%. Currently, New York does not impose premium tax.


G.  DEATH BENEFIT

    If the Annuitant is not an Owner and dies prior to the Annuity Commencement Date, the Owner first named on the Application will become the new Annuitant unless the Owner designates otherwise. If any Owner is not an individual, the death of the Annuitant will be treated as the death of an Owner.


    If any Owner dies while a Contract is in force prior to the Annuity Commencement Date, a Death Benefit will be payable to the Beneficiary.

    The Death Benefit will be determined as of the date due proof of death is received by the Company. If a claim for the Death Benefit is received at our Administrative Office within 1 year of the date of death, the Death Benefit will equal the greater of: (1) the Account Value, less applicable premium taxes; or
(2) the Net Account Value. If a claim is received later than 1 year after the date of death, the Death Benefit will equal the Net Account Value. Only one Death Benefit is payable under the Contract.



    The Death Benefit may be taken in one sum immediately. In this event, the Contract will terminate. If the Death Benefit is not taken in one sum immediately, then the entire interest in the Contract must be distributed under one of the following options.



    (1) the entire interest must be distributed over the life of the Beneficiary, or over a period not extending beyond the life expectancy of the Beneficiary, with distributions beginning within one year of the Participant's death, or



    (2) the entire interest must be distributed within 5 years of the Participant's death.



If the Beneficiary is the deceased Participant's spouse, then the surviving spouse may elect, in lieu of receiving the Death Benefit, to continue the Contract and become the new Participant. The surviving spouse may select a new Beneficiary. Upon this spouse's death, the Death Benefit will become payable to the new Beneficiary and must then be distributed to the new Beneficiary in one sum immediately or according to either paragraph (1) or (2) above.


    If there is more than one Beneficiary, the foregoing provisions will apply to each Beneficiary individually.

    You may change the Beneficiary at any time, but any such change must be in Writing. We must also receive any Irrevocable Beneficiary's written consent to make a change. The request will be effective on the date the request is signed, but we will not be liable for any payment we make before we receive and acknowledge the request at our Administrative Office.

H.  ANNUITY BENEFITS

    1.  ELECTING THE ANNUITY COMMENCEMENT DATE AND FORM OF ANNUITY


    Upon purchasing a Contract, you may select an Annuity Commencement Date. The Annuity Commencement Date you select cannot be earlier than the end of any Guaranteed Period nor later than the Annuitant's 90th Birthday. Any request for extension of the maximum Annuity Commencement Date must be approved by our Administrative Office. If no Annuity Commencement Date is selected, the Annuity Commencement Date will be the end of the Contract Year immediately prior to the Annuitant's 90th birthday. You may elect to have all, or a portion or your Account Value applied to an Annuity option on the Annuity Commencement Date. Annuity Commencement Dates which occur at advanced ages, E.G., past age 85, may in some circumstances have adverse income tax consequences. (See "Federal Tax Matters".) Distributions from Qualified Contracts may be required before the Annuity Commencement Date. In the absence of such election, the Account Value will be applied on the Annuity Commencement Date under Option 3-Life Income with Payments for a 10-year Certain Period.


    2.  CHANGE OF ANNUITY COMMENCEMENT DATE, ANNUITY OPTION OR ANNUITANT


    You may change the Annuity Commencement Date, the Annuity option, or both from time to time. Any such change must be made in Writing and we must receive it at least 30 days prior to the scheduled Annuity Commencement Date. The Annuity Commencement Date you select cannot be earlier than the end of any existing Guaranteed Period nor later than the Annuitant's 90th Birthday. You may also change the Annuitant prior to the Annuity Commencement Date provided the change is made in Writing. If any Participant is not an individual, the Annuitant may not be changed. The new Annuitant's 90th birthday may not be before the end of any existing Guaranteed Period. Once the request is received and acknowledged at our Administrative Office, any change will relate back to and take effect on the date the request was signed. If an Annuitant is not an Participant and dies prior to the Annuity Commencement Date, the Participant first named on the application will become the Annuitant, unless otherwise designated.


    3.  ANNUITY OPTIONS


    Annuity payments will be paid to the Annuitant, unless directed otherwise by the Participant. Currently, any one of the following Annuity options may be elected. Other Annuity options may be offered in the future. For Contracts issued to fund certain Qualified Plans, other Annuity options will be available and certain restrictions may apply.


       OPTION 1--Payment For a Certain Period. Guaranteed payments will be made for any certain period from 5 to 30 years.

       OPTION 2--Payments for Life. Payments are based upon the life of the Annuitant and stop upon the Annuitant's death.

       OPTION 3--Life Income with Payments for a Certain Period. Payments are based on the life of the Annuitant. Payments will continue for the lifetime of that person with payments guaranteed for the selected certain period of 10 years. Payments stop upon the death of the Annuitant or at the end of the certain period, whichever is later.

    The dollar amount of guaranteed minimum monthly payments under each available Annuity option for each $1,000 applied will be calculated in accordance with the 1983 Individual Annuitant Mortality Table A projected 14 years with interest at 3% per annum. To determine future minimum monthly rates, one year will be deducted from the attained age of the Annuitant for every three completed years beyond the year 1997. Upon annuitization, if we have available rates more favorable than those guaranteed, the higher rates will apply.

    4.  ANNUITY PAYMENT

    We will send a written notice advising you of the Annuity Commencement Date at least 45 days, but no more than 75, days before that date. If the Annuitant is alive on the Annuity Commencement Date then the Account Value, less applicable premium taxes, will be applied to the Annuity option you have selected. In the absence of a selection, however, this amount will be applied under OPTION 1--Payments for a 5 year Certain Period.

    The first payment under any Annuity option will be made one month following the Annuity Commencement Date. Subsequent payments will be made in accordance with the manner of payment selected.

    The Annuity option elected must result in a payment of an amount at least equal to the minimum payment amount according to the Company's rules then in effect. If at any time payments are less than the minimum payment amount, we have the right to change the frequency to an interval resulting in a payment at least equal to the minimum. If any amount due is less than the minimum per year, we may make other arrangements that are equitable to the Annuitant.


    The Contract may not be surrendered after the commencement of Annuity payments.


    5.  DEATH OF ANNUITANT OR OWNER AFTER ANNUITY COMMENCEMENT DATE


    If any Annuitant or Participant dies on or after the Annuity Commencement Date and before all the benefits under the Annuity option selected have been paid, any remaining payments will be distributed at least as rapidly as under the Annuity option being used on the date of death.

                       INVESTMENTS BY AMERICAN FOUNDATION

    American Foundation's investment philosophy is to maintain a portfolio that is matched to its liabilities with respect to yield, risk, and cash flow characteristics. The types of assets in which American Foundation may invest are governed by state laws which prescribe permissible investment assets. Within the parameters of these laws, American Foundation invests its assets giving consideration to such factors as liquidity needs, investment quality, investment return, matching of assets and liabilities, and the composition of the investment portfolio by asset type and credit exposure. Because liquidity is important, the Company continually balances maturity against yield and quality considerations in selecting new investments.


    In establishing Guaranteed Interest Rates, the Company intends to take into account the yields available on the instruments in which it intends to invest the proceeds from the Contracts. (See "Determination of Guaranteed Interest Rates" on page 10.) American Foundation's investment strategy with respect to the proceeds attributable to the Contracts will be to invest in investment-grade debt instruments having durations tending to match the applicable Guaranteed Periods. It is also anticipated that some portion of the portfolio will be invested in commercial mortgages. American Foundation may also invest in lower than investment-grade issues, depending upon relative spreads in the capital markets.



    Investment-grade debt instruments in which American Foundation intends to invest the proceeds from the Contracts include:


        Securities issued by the United States Government or its agencies or instrumentalities, which issues may or may not be guaranteed by the United States Government.


        Mortgaged-backed and corporate debt securities which have an investment grade, at the time of purchase, within the four highest-grades assigned by Moody's Investors Service, Inc. (Aaa, Aa, A, Baa), Standard & Poor's Corporation ("S&P") (AAA, AA, A, or BBB) or any other nationally recognized rating service. American Foundation considers bonds rated Baa or higher by Moody's or BBB or higher by S&P to be investment grade. At December 31, 1997, 90.2% of bonds in which American Foundation invests were considered investment grade; 37.4% of these bonds were rated Baa or BBB.


    Debt obligations which have a Moody's or Standard & Poor's rating below investment-grade may comprise a portion of the portfolio. Risks associated with investments in less than investment-grade debt obligations may be significantly higher than risks associated with investments in debt securities rated investment-grade. Risk of loss upon default by the borrower is significantly greater with respect to such debt obligations than with other debt securities because these obligations may be unsecured or subordinated to other creditors. Additionally, there is often a thinly traded market for such securities and current market quotations are frequently not available for some of these securities. Issuers of less than investment-grade debt obligations usually have higher levels of indebtedness and are more sensitive to adverse economic conditions, such as recession or increasing interest rates, than investment-grade issuers. American Foundation carefully selects, and closely monitors, such investments.

    Fixed maturity securities rated BBB may have speculative characteristics and changes in economic conditions or other circumstances are more likely to lead to a weakened capacity of the issuer to make principal and interest payments than is the case with higher rated fixed maturity securities. American Foundation carefully selects, and closely moitors, such investments.


    Annuity Premium payments accepted by the Company under the Contracts will be allocated to and accounted for in a non-unitized separate account. The assets of this separate account equal to the reserves and other contract liabilities are not chargeable with the liabilities arising out of any other business the Company conducts. The separate account is a pool of assets that provides an additional measure of assurance that Participants will receive full payment. It is not an investment vehicle in whose performance Participants will have any interest. The federal government or its instrumentalities does not guarantee the Contracts. American Foundation backs the guarantees associated with the Contracts.



    While the foregoing generally describes our investment strategy with respect to the proceeds attributable to the Contracts, we are not obligated to invest the proceeds attributable to the Contracts according to any particular strategy, except as may be required by the insurance laws of Alabama and other states in which we operate.

                                OTHER PROVISIONS



CONTRACT TRANSACTIONS



    Currently, each request for a change or transaction under your Contract (such as making an additional Annuity Premium, requesting a surrender or interest withdrawal, selecting certain Guaranteed Periods, changing the Annuity Commencement Date, Annuity option, or Annuitant, or making a Death Benefit claim) must be made in Writing on a form acceptable to the Company. The request must provide all information that is necessary for us to make the change or effect the transaction. For additional information on how to make a change or effect a transaction, contact us at our Administrative Office.


AMENDMENT OF CONTRACTS


    We reserve the right to amend the Contract to meet the requirements of applicable Federal or state laws, regulations or rulings. We will notify you of any such amendments.



ASSIGNMENT OF CONTRACTS



    Your rights, as evidenced by a Contract, may be assigned as permitted by applicable law. An assignment will not be binding upon us until we receive notice from you in Writing. We assume no responsibility for the validity or effect of any assignment. An assignment will have tax consequences. (See "Federal Tax Matters".) Generally, Qualified Contracts cannot be assigned.


                           DISTRIBUTION OF CONTRACTS

    Investment Distributors, Inc. ("IDI") serves as principal underwriter for the Contracts. IDI has agreed to use its best efforts to sell the Contracts. IDI is a wholly-owned subsidiary of Protective Life Corporation ("PLC") and is registered with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934 as a broker-dealer and is a member of the National Association of Securities Dealers, Inc. ("NASD").


    IDI has entered into Distribution Agreements with certain broker-dealers registered under the Securities Exchange Act of 1934. Under the Distribution Agreements such broker-dealers may offer Contracts to persons who have established an account with the broker-dealer. In addition, IDI may offer Contracts to members of certain other eligible groups or certain individuals. The maximum commission rate American Foundation will pay for either the sale of a Contract or for a renewal into a Subsequent Guaranteed Period is 7%.


                              FEDERAL TAX MATTERS

INTRODUCTION


    The following discussion of the federal income tax treatment of the Contracts is not exhaustive, does not purport to cover all situations, and is not intended as tax advice. The federal income tax treatment of the Contracts is unclear in certain circumstances, and a qualified tax adviser should always be consulted with regard to the application of law to individual circumstances. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, and interpretations existing on the date of this Prospectus. These authorities, however, are subject to change by Congress, the Treasury Department, and judicial decisions.



    This discussion does not address state or local tax consequences associated with the purchase of the Contracts. In addition, THE COMPANY MAKES NO GUARANTEE REGARDING ANY TAX TREATMENT--FEDERAL, STATE OR LOCAL--OF ANY CONTRACT OR OF ANY TRANSACTION INVOLVING A CONTRACT.

THE COMPANY'S TAX STATUS

    The Company is taxed as a life insurance company under Subchapter L of the Code. The assets underlying the Contracts will be owned by the Company, and the income derived from such assets will be includable in the Company's income for federal income tax purposes.

TAXATION OF ANNUITIES IN GENERAL

    TAX DEFERRAL DURING ACCUMULATION PERIOD


    Under existing provisions of the Code (and except as described below), the Contracts should be treated as annuities and any increase in an Participant's Account Value is generally not taxable until received, either in the form of Annuity payments as contemplated by the Contracts, or in some other form of distribution.



    As a general rule, Contracts held by "non-natural persons" such as a corporation, trust or other similar entity, as opposed to a natural person, are not treated as annuities for federal tax purposes. The income on such Contracts (as defined in the tax law) is taxed as ordinary income that is received or accrued by the Participant during the taxable year. There are several exceptions to this general rule for Contracts held by non-natural persons. First, Contracts will generally be treated as held by a natural person if the nominal owner is a trust or other entity which holds the Contract as an agent for a natural person. However, this special exception will not apply in the case of any employer who is the nominal owner of a Contract under a non-qualified deferred compensation arrangement for its employees.



    In addition, exceptions to the general rule for non-natural Contract owners will apply with respect to (1) Contracts acquired by an estate of a decedent by reason of the death of the decedent, (2) Contracts issued in connection with certain Qualified Plans, (3) Contracts purchased by employers upon the termination of certain Qualified Plans, (4) certain Contracts used in connection with structured settlement agreements, and (5) Contracts purchased with a single premium when the annuity starting date is no later than a year from purchase of the Contract and substantially equal periodic payments are made, not less frequently than annually, during the annuity period.



    If the Contract's Annuity Commencement Date occurs (or is scheduled to occur) at a time when the Annuitant has reached an advanced age, E.G., past age 85, it is possible that the Contract would not be treated as an annuity for federal income tax purposes. In that event, the income and gains under the Contract could be currently includible in the Participant's income.



    The remainder of this discussion assumes that the Contract will constitute an annuity for federal tax purposes.


    TAXATION OF PARTIAL AND FULL WITHDRAWALS


    In the case of a partial withdrawal, amounts received generally are includable in income to the extent the Participant's Account Value before the withdrawal exceeds his or her "investment in the contract." In the case of a full withdrawal, amounts received are includable in income to the extent they exceed the "investment in the contract." For these purposes the investment in the contract at any time equals the premiums paid under the Contract (to the extent such premium payments were neither deductible when made nor excludable from income as, for example, in the case of certain employer contributions to Qualified Plans) less any amounts previously received from the Contract which were not included in income.



    Other than in the case of Contract issued in connection with certain Qualified Plans (which generally cannot be assigned or pledged), any assignment or pledge (or agreement to assign or pledge) any portion of the Account Value is treated as a withdrawal of such amount or portion. The investment in the contract is increased by the amount includable as income with respect to such assignment or pledge, though it is not affected by any other aspect of the assignment or pledge (including its release). If a Participant transfers a

Contract without adequate consideration to a person other than the Participant's spouse (or to a former spouse incident to divorce), the Participant will be taxed on the difference between the Account Value and the investment in the contract at the time of transfer. In such case, the transferee's investment in the contract will be increased to reflect the increase in the transferor's income.


    There is some uncertainty regarding the treatment of the Market Value Adjustment for purposes of determining the amount includable in income as a result of any partial withdrawal or transfer without adequate consideration. Congress has given the Internal Revenue Service ("IRS") regulatory authority to address this uncertainty. However, as of the date of this Prospectus, the IRS has not issued any regulations addressing these determinations.

    TAXATION OF ANNUITY PAYMENTS


    Normally, the portion of each Annuity payment taxable as ordinary income is equal to the excess of the payment over the exclusion amount. The exclusion amount is the amount determined by multiplying (1) the payment by (2) the ratio of the investment in the contract, adjusted for any period certain or refund feature, to the total expected value of Annuity payments for the term of the Contract (determined under Treasury Department regulations).


    Once the total amount of the investment in the contract is excluded using this ratio, Annuity payments will be fully taxable. If Annuity payments cease because of the death of the Annuitant and before the total amount of the investment in the contract is recovered, the unrecovered amount generally will be allowed as a deduction to the Annuitant in his last taxable year.


    There may be special income tax issues present in situations where the Participant and the Annuitant are not the same person and are not married to one another. A tax advisor should be consulted in those situations.


    TAXATION OF DEATH BENEFIT PROCEEDS


    Prior to the Annuity Commencement Date, amounts may be distributed from a Contract because of the death of an Participant or, in certain circumstances, the death of the Annuitant. Such Death Benefit proceeds are includible in income as follows: (1) if distributed in a lump sum, they are taxed in the same manner as a full withdrawal, as described above, or (2) if distributed under an Annuity Option, they are taxed in the same manner as Annuity payments, as described above. After the Annuity Commencement Date, where a guaranteed period exists under an Annuity Option and the Annuitant dies before the end of that period, payments made to the Beneficiary for the remainder of that period are includible in income as follows: (1) if received in a lump sum, they are includible in income to the extent that they exceed the unrecovered "investment in the Contract," at that time, or (2) if distributed in accordance with the existing Annuity Option selected, they are fully excludable from income until the remaining "investment in the Contract" is deemed to be recovered, and all Annuity payments thereafter are fully includible in income.


    Proceeds payable on death may be subject to federal income tax withholding requirements. (See "Federal Income Tax Withholding".) In addition, in the case of such proceeds from certain Qualified Plans, mandatory withholding requirements may apply, unless a "direct rollover" of such proceeds is made. (See "Direct Rollover Rules".)

    PENALTY TAX ON PREMATURE DISTRIBUTIONS


    Where a Contract has not been issued in connection with a Qualified Plan, there generally is a 10% penalty tax on the taxable amount of any payment from the Contract unless the payment is: (a) received on or after the Participant reaches age 59 1/2; (b) attributable to the Participant becoming disabled (as defined in the tax law); (c) made on or after the death of the Participant, or, if a Participant is not an individual, on or after the death of the Primary Annuitant (as defined in the tax law); (d) made as a series of substantially equal periodic payments (not less frequently than annually) for the life (or life expectancy) of the

Annuitant or the joint lives (or joint life expectancies) of the Annuitant and a designated Beneficiary (as defined in the tax law); or (e) made under a Contract purchased with a single premium when the Annuity Commencement Date is no later than a year from purchase of the Contract and substantially equal periodic payments are made, not less frequently than annually, during the Annuity period. (Similar rules, described below, generally apply in the case of Contracts issued in connection with certain Qualified Plans.)

    AGGREGATION OF CONTRACTS


    In certain circumstances, the IRS may determine the amount of an Annuity payment or a withdrawal from a Contract that is includable in income by combining some or all of the Annuity contracts owned by an individual which are not issued in connection with a Qualified Plan. For example, if a person purchases a Contract offered by this Prospectus and also purchases at approximately the same time an immediate annuity, the IRS may treat the two contracts as one contract. In addition, if a person purchases two or more deferred annuity contracts from the same insurance company (or its affiliates) during any calendar year, all such contracts will be treated as one contract for purposes of determining whether any payment not received as an annuity (including withdrawals prior to the Annuity Commencement Date) is includable in income. The effects of such aggregation are not clear; however, it could affect the amount of a withdrawal or an Annuity payment that is taxable and the amount which might be subject to the 10% penalty tax described above.



   LOSS OF INTEREST DEDUCTION WHERE CONTRACTS ARE HELD BY OR FOR THE BENEFIT OF
    CERTAIN NON-NATURAL PERSONS



    In the case of Contracts issued after June 8, 1997 to a non-natural taxpayer (such as a corporation or a trust), or held for the benefit of such an entity, recent changes in the tax law may result in otherwise deductible interest no longer being deductible by the entity, regardless of whether the income on such Contracts is treated as ordinary income that is received or accrued by the Participant during the taxable year. Entities that are considering purchasing the Contract, or entities that will be beneficiaries under a Contract, should consult a tax advisor.


QUALIFIED RETIREMENT PLANS

    IN GENERAL


    The Contracts are also designed for use in connection with certain types of retirement plans which receive favorable treatment under the Code. Those who are considering the purchase of a Contract for use in connection with a Qualified Plan should consider, in evaluating the suitability of the Contract, that the Contract requires an Annuity Premium of at least $10,000. Numerous special tax rules apply to participants in Qualified Plans and to Contracts used in connection with Qualified Plans. Therefore, no attempt is made in this prospectus to provide more than general information about the use of the Contracts with the various types of Qualified Plans.



    The tax rules applicable to Qualified Plans vary according to the type of plan and the terms and conditions of the plan itself. For example, both the amount of the contribution that may be made, and the tax deduction or exclusion that the Participant may claim for such contribution, are limited under Qualified Plans and vary with the type of plan. Also, for full withdrawals, partial withdrawals, and Annuity payments under Qualified Contracts, there may be no "investment in the contract" and the total amount received may be taxable. Similarly, loans from Qualified Contracts, where allowed, are subject to a variety of limitations, including restrictions as to the amount that may be borrowed, the duration of the loan, and the manner in which the loan must be repaid. (Participants should always consult their tax advisors and retirement plan fiduciaries prior to exercising their loan privileges.)


    In addition, special rules apply to the time at which distributions must commence and the form in which the distributions must be paid. For example, the length of any guarantee period may be limited in some circumstances to satisfy certain minimum distribution requirements under the Code. Furthermore, failure to comply with minimum distribution requirements applicable to Qualified Plans will result in the imposition of an excise tax. This excise tax generally equals 50% of the amount by which a minimum required distribution exceeds the actual distribution from the Qualified Plan. In the case of Individual Retirement Accounts or Annuities ("IRAs"), distributions of minimum amounts (as specified in the tax law) must generally commence by April 1 of the calendar year following the calendar year in which the Participant attains age 70 1/2. In the case of certain other Qualified Plans, distributions of such minimum amounts generally must commence by the later of this date or April 1 of the calendar year following the calendar year in which the employee retires.



    There is also a 10% penalty tax on the taxable amount of any payment from certain Qualified Plans. (The amount of the penalty tax is 25% of the taxable amount of any payment received from a "SIMPLE retirement account" during the 2 year period beginning on the date the individual first participated in any qualified salary reduction agreement (as defined in the tax law) maintained by the individual's employer.) There are exceptions to this penalty tax which vary depending on the type of Qualified Plan. In the case of an IRA, exceptions provide that the penalty tax does not apply to a payment (a) received on or after the Participant reaches age 59 1/2, (b) received on or after the Participant's death or because of the Participant's disability (as defined in the tax law), or (c) made as a series of substantially equal periodic payments (not less frequently than annually) for the life (or life expectancy) of the Participant or for the joint lives (or joint life expectancies) of the Participant and the Participant's designated Beneficiary (as defined in the tax law). These exceptions, as well as certain others not described herein, generally apply to taxable distributions from other Qualified Plans (although, in the case of plans qualified under sections 401 and 403, exception "c" above for substantially equal periodic payments applies only if the Participant has separated from service). In addition, the penalty tax does not apply to certain distributions from IRAs taken after December 31, 1997 which are used for qualified first time home purchases or for higher education expenses. Special conditions must be met for these two exceptions to the penalty tax. Those wishing to take a distribution from an IRA for these purposes should consult their tax advisor.



    When issued in connection with a Qualified Plan, a Contract will be amended as generally necessary to conform to the requirements of the plan. However, Participants, Annuitants, and Beneficiaries are cautioned that the rights of any person to any benefits under Qualified Plans may be subject to the terms and conditions of the plans themselves, regardless of the terms and conditions of the Contract. In addition, the Company shall not be bound by terms and conditions of Qualified Plans to the extent such terms and conditions contradict the Contract, unless the Company consents.



    Following are brief descriptions of various types of Qualified Plans in connection with which American Foundation will generally issue a Contract.



    INDIVIDUAL RETIREMENT ANNUITIES. Section 408 of the Code permits eligible individuals to contribute to an individual retirement program known as an "IRA." IRAs are subject to limits on the amounts that may be contributed, the persons who may be eligible and on the time when distributions may commence. Also, subject to the direct rollover and mandatory withholding requirements discussed below, distributions from certain Qualified Plans may be "rolled over" on a tax-deferred basis into an IRA. The Contract may not, however, be used in connection with an "Education IRA" under Section 530 of the Code, or as a "SIMPLE IRA" under Section 408(p) of the Code.



    CORPORATE AND SELF-EMPLOYED ("H.R.10" AND "KEOGH") PENSION AND PROFIT-SHARING PLANS. Sections 401(a) and 403(a) of the Code permit corporate employers to establish various types of tax-favored retirement plans for employees. The Self-Employed Individuals' Tax Retirement Act of 1962, as amended, commonly referred to as "H.R. 10" or "Keogh," permits self-employed individuals also to establish such tax-favored retirement plans for themselves and their employees. Such retirement plans may permit the purchase of the Contract in order to provide benefits under the plans. Employers intending to use the Contract in connection with such plans should seek competent advice.

    TAX-SHELTERED ANNUITIES. Section 403(b) of the Code permits public school employees and employees of certain types of charitable, educational and scientific organizations specified in Section 501(c)(3) of the Code to have their employers purchase annuity contracts for them and, subject to certain limitations, to exclude the amount of purchase payments from gross income for tax purposes. These annuity contracts are commonly referred to as "tax-sheltered annuities." Purchasers of the Contracts for such purposes should seek competent advice as to eligibility, limitations on permissible amounts of purchase payments and other tax consequences associated with the Contracts. Section 403(b) Policies contain restrictions on withdrawals of (i) contributions made pursuant to a salary reduction agreement in years beginning after December 31, 1988, (ii) earnings on those contributions, and (iii) earnings after December 31, 1988 on amounts attributable to salary reduction contributions held as of December 31, 1988. These amounts can be paid only if the employee has reached age 59 1/2 separated from service, died, become disabled, or in the case of hardship. Amounts permitted to be distributed in the event of hardship shall be limited to actual contributions; earnings thereon shall not be distributed on account of hardship. (These limitations on withdrawals do not apply to the extent the Company is directed to transfer some or all of the Amount Value to the issuer of another tax-sheltered annuity or into a Section 403(b)(7) custodial account.)

    DIRECT ROLLOVER RULES


    In the case of Contracts used in connection with a pension, profit-sharing, or annuity plan qualified under Sections 401(a) or 403(a) of the Code, or in the case of a Section 403(b) Tax- Sheltered Annuity, any "eligible rollover distribution" from the Contract will be subject to direct rollover and mandatory withholding requirements. An eligible rollover distribution generally is any taxable distribution from a qualified pension plan under Section 401(a) of the Code, qualified annuity plan under Section 403(a) of the Code, or Section 403(b) tax sheltered annuity or custodial account, excluding certain amounts (such as minimum distributions required under Section 401(a)(9) of the Code and distributions which are part of a "series of substantially equal periodic payments" made for life or a specified period of 10 years or more).



    Under these requirements, withholding at a rate of 20 percent will be imposed on any eligible rollover distribution. In addition, the participant in these qualified retirement plans cannot elect out of withholding with respect to an eligible rollover distribution. However, this 20 percent withholding will not apply if, instead of receiving the eligible rollover distribution, the Participant elects to have amounts directly transferred to certain Qualified Plans (such as to an Individual Retirement Annuity). Prior to receiving an eligible rollover distribution, you will receive a notice (from the plan administrator or the Company) explaining generally the direct rollover and mandatory withholding requirements and how to avoid the 20% withholding by electing a direct transfer.


FEDERAL INCOME TAX WITHHOLDING


    The Company will withhold and remit to the U.S. government a part of the taxable portion of each distribution made under a Contract unless the distributee notifies the Company at or before the time of the distribution that he or she elects not to have any amounts withheld. In certain circumstances, American Foundation may be required to withhold tax. The withholding rates applicable to the taxable portion of periodic Annuity payments (other than eligible rollover distributions) are the same as the withholding rates generally applicable to payments of wages. The withholding rate applicable to the taxable portion of non-periodic payments (including withdrawals prior to the Annuity Commencement Date) is 10%. Regardless of whether you elect not to have federal income tax withheld, you are still liable for payment of federal income tax on the taxable portion of the payment. As described above, the withholding rate applicable to eligible rollover distributions is 20%.

                   AMERICAN FOUNDATION LIFE INSURANCE COMPANY

A.  BUSINESS


    American Foundation, a stock life insurance company, was founded in 1978. All outstanding shares of the Company's common stock are owned by Protective Life Insurance Company ("Protective"), which is the principal operating subsidiary of Protective Life Corporation ("PLC"), an insurance holding company whose common stock is traded on the New York Stock Exchange under the symbol "PL". All outstanding shares of the Company's preferred stock are owned by PLC. The Company is authorized to transact insurance business in 29 states, including New York.



    PLC through its subsidiaries provides financial services through the production, distribution, and administration of insurance and investment products. PLC operates through seven divisions whose principal strategic focuses can be grouped into three general categories: life insurance, specialty insurance products, and retirement savings and investment products. The life insurance category includes the Acquisitions, Individual Life, and West Coast Divisions. The specialty insurance products category includes the Dental and Consumer Benefits ("Dental") and Financial Institutions Divisions. And the retirement savings and investment products category includes the Guaranteed Investment Contracts and Investment Products Divisions.



    The Company, since it is licensed in the State of New York, is the entity through which PLC markets, distributes, and services insurance and annuity products in New York. As of December 31, 1997, the Company was involved in the operations of two of PLC's Divisions: the Acquisitions Division and the Dental Division. PLC's Investment Products Division has plans to begin marketing through the Company in 1998. The Company has an additional business segment which is described herein as Corporate and Other. Additionally, in late 1997, PLC's Financial Institutions Division began selling credit insurance in the State of New York through the Company. Due to the insignificant effect on the Company's financial statements for 1997, the business activity related to the Financial Institutions Division has been included in the Company's Corporate and Other segment.



    Protective has entered into an inter-company guaranty agreement, enforceable by the Company or its successors, whereby Protective has guaranteed the Company's payment of claims made by the holders of Company policies according to the terms of such policies. The guarantee will remain in force until the earlier of (a) when the Company achieves a claims-paying rating equal to or better than Protective without the benefit of any inter-company guaranty agreement or (b) 90 days after the guaranty agreement is revoked by written instrument; provided, however, even after any revocation or termination by such notice, the guarantee shall remain effective as to policies issued during the existence of the guaranty agreement.



    ACQUISITIONS DIVISION



    PLC is an active participant in the consolidation of the life and health insurance industry. The Acquisitions Division focuses on acquiring, converting, and servicing business acquired from other companies. These acquisitions may be accomplished through acquisitions of companies or through the assumption or reinsurance of life insurance and related policies. Thirty-nine transactions have been entered into since 1970, including 12 since 1989. Some of these transactions included the Company. Blocks of policies acquired through the Acquisitions Division are usually administered as "closed" blocks, i.e., no new policies are sold. Therefore, the amount of insurance in force for a particular acquisition is expected to decline with time due to lapses and deaths of the insureds.



    PLC believes that its highly focused and disciplined approach to the acquisition process and its extensive experience in the assimilation, conservation, and servicing of purchased books of business give it a significant competitive advantage over many other companies that attempt to make similar acquisitions. PLC expects acquisition opportunities to continue to be available as the life and health industry continues to consolidate; however, management believes that PLC may face increased competition for future acquisitions.

    Total revenues and income before income tax from the Acquisitions Division are expected to decline with time unless new acquisitions are made. Therefore, the Division's revenues and earnings may fluctuate from year to year depending upon the level of acquisition activity involving the Company.



    DENTAL DIVISION



    The PLC Dental Division's primary strategic emphasis is on indemnity and managed-care dental products. The Company supports this effort by providing indemnity dental insurance in the State of New York. Also included in this Division of the Company is a closed block of group life insurance policies issued in New York.



    INVESTMENT PRODUCTS DIVISION



    The Investment Products Division of PLC manufactures, sells, and supports fixed and variable annuity products. These products are primarily sold through stockbrokers, but are also sold through financial institutions and the Individual Life Division's sales force. The demand for annuity products is related to the general level of interest rates and performance of equity markets. Some of the Division's annuity products are also sold through Pro Equities, Inc., an affiliated securities broker-dealer. The Company has not had any business activity related to this Division to date. However, the Company plans to begin marketing certain annuity products in the State of New York in 1998.



    CORPORATE AND OTHER



    The Corporate and Other segment of PLC consists of net investment income, revenue and expenses not attributable to the business segments described above (including net investment income on capital). The earnings of this segment may fluctuate from year to year.


B.  SELECTED FINANCIAL DATA


    The following Selected Financial Data for the Company should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this Prospectus.



                            SELECTED FINANCIAL DATA


                                                                     YEAR ENDED DECEMBER 31
                                          ----------------------------------------------------------------------------
                                               1997            1996            1995           1994           1993
                                          --------------  --------------  --------------  -------------  -------------
INCOME STATEMENT DATA
Premiums and policy fees................  $    8,415,833  $    9,458,003  $    6,925,097  $   8,252,019  $   7,701,233
Net investment income...................       6,233,845       6,611,489       5,507,867      5,500,891      6,075,300
Realized investment gains (losses)......         (59,889)        (28,070)        838,977        801,587        184,985
Other income............................           8,718           2,406              (8)             3            (13)
                                          --------------  --------------  --------------  -------------  -------------
    Total revenues......................  $   14,598,507  $   16,043,828  $   13,271,933  $  14,554,500  $  13,961,505
                                          --------------  --------------  --------------  -------------  -------------
                                          --------------  --------------  --------------  -------------  -------------

Benefits and expenses...................  $   11,802,364  $   12,383,026  $    9,088,603  $  10,032,858  $  11,972,768
Income tax expense......................  $      950,689  $    1,244,673  $    1,422,332  $   1,446,926  $     664,642
Net income..............................  $    1,845,454  $    2,416,129  $    2,760,998  $   3,074,716  $   1,324,998


                                                                          DECEMBER 31
                                          ----------------------------------------------------------------------------
                                               1997            1996            1995           1994           1993
                                          --------------  --------------  --------------  -------------  -------------
BALANCE SHEET DATA
Total assets............................  $  106,147,458  $  110,954,096  $  119,052,638  $  94,249,702  $  95,716,079
Redeemable preferred stock..............        --              --        $    2,000,000  $   2,000,000  $   2,000,000
Stockholders' equity....................  $   25,450,141  $   22,547,113  $   22,602,564  $  21,986,464  $  23,503,219
Stockholders' equity excluding net
  unrealized gains and losses on
  investments...........................  $   24,740,954  $   22,995,500  $   21,679,371  $  25,680,107  $  23,514,065

C. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


    PREMIUMS AND POLICY FEES

    The following table sets forth for the periods shown the amount of premiums and policy fees and the percentage change from the prior period:

                            PREMIUMS AND POLICY FEES

                                                                PERCENTAGE
                 YEAR ENDED                                     INCREASE
                 DECEMBER 31                       AMOUNT       (DECREASE)
---------------------------------------------  ---------------  ---------
  1995.......................................  $     6,925,097     (16.1)%
  1996.......................................        9,458,003      36.6
  1997.......................................        8,415,833     (11.0)

    Premiums and policy fees increased $2.5 million or 36.6% in 1996 over 1995. Increases in premiums and policy fees from the Dental Division represent an increase of $2.0 million. Increases in the Acquisitions Division were $0.5 million. Premiums and policy fees decreased $1.0 million or 11.0% in 1997 as compared to 1996. Decreases in the Dental and Acquisitions Divisions were $0.8 million and $0.3 million, respectively.

    NET INVESTMENT INCOME


    The following table shows the amount of net investment income for the stated period, the percentage change from the prior period, and the percentage earned on average cash and investments:


                             NET INVESTMENT INCOME

                                                               PERCENTAGE  PERCENTAGE EARNED
                 YEAR ENDED                                    INCREASE     ON AVERAGE CASH
                 DECEMBER 31                       AMOUNT      (DECREASE)   AND INVESTMENTS
---------------------------------------------  --------------  ---------   ------------------
  1995.......................................  $    5,507,867       0.1%                 7.0%
  1996.......................................       6,611,489      20.0                  7.5
  1997.......................................       6,233,845      (5.7)                 6.5

    Net investment income for 1996 was $6.6 million, 20.0% higher, and for 1997 was $6.2 million, 5.7% lower, than for the preceding year. The increase from 1995 to 1996 is due primarily to an increase in invested assets brought about by the Company assuming a block of group life insurance policies at December 31, 1995. The decline from 1996 to 1997 was caused by a shift in the make-up of the Company's invested assets--from higher yielding commercial mortgage loans to somewhat lower yielding corporate bonds.

    The percentage earned on average cash and investments was 7.5% in 1996 and 6.5% in 1997.

    REALIZED INVESTMENT GAINS (LOSSES)


    The Company generally purchases its investments with the intent to hold them to maturity by purchasing investments that match future cash flow needs. However, the Company may sell any of its investments to maintain proper matching of assets and liabilities. Accordingly, the Company has classified its fixed maturities and certain other securities as "available for sale." The sales of investments that have occurred generally result from portfolio management decisions to maintain proper matching of assets and liabilities. The following table sets forth realized investment gains for the periods shown:

                       REALIZED INVESTMENT GAINS (LOSSES)

                 YEAR ENDED
                 DECEMBER 31                       AMOUNT
---------------------------------------------  --------------
  1995.......................................  $      838,977
  1996.......................................         (28,070)
  1997.......................................         (59,889)


    Realized investment losses in 1996 of $251.4 thousand were largely offset by realized investment gains of $223.3 thousand. Realized investment losses in 1997 of $69.9 thousand were offset by realized investment gains of $10.0 thousand.


    INCOME BEFORE INCOME TAX

    The following table sets forth income or loss before income tax by business segment for the periods shown:

                        INCOME (LOSS) BEFORE INCOME TAX


                                                               YEAR ENDED DECEMBER 31
                                                      ----------------------------------------
BUSINESS SEGMENT                                          1995          1996          1997
----------------------------------------------------  ------------  ------------  ------------
Acquisitions........................................  $  3,238,042  $  3,096,645  $  1,629,048
Dental..............................................       106,311       599,964       609,843
Corporate and Other.................................       838,977       (35,807)      557,252
                                                      ------------  ------------  ------------
                                                      $  4,183,330  $  3,660,802  $  2,796,143
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------



    Earnings from the Acquisitions Division are normally expected to decline over time (due to the lapsing of policies resulting from deaths of insureds or terminations of coverage) unless new acquisitions are made. In the ordinary course of business, the PLC Acquisitions Division regularly considers acquisitions of smaller insurance companies or blocks of policies of which some transactions may from time to time involve the Company. However, no such transaction has involved the Company since 1995. Pretax earnings from the Division decreased $0.1 million in 1996 as compared to 1995. The Division's 1997 pretax earnings decreased $1.5 million to $1.6 million.


    Dental 1996 pretax earnings were $0.5 million higher than 1995. The Division's 1997 pretax earnings of $0.6 million were even with 1996.

    The Corporate and Other segment consists of net investment income and other operating expenses not identified with the preceding operating divisions. Corporate and Other earnings were $0.9 million lower in 1996 as compared to 1995. Pretax earnings for this segment were $0.6 million higher in 1997 as compared to 1996.

    INCOME TAX EXPENSE

    The following table sets forth the effective income tax rates for the periods shown:

                               INCOME TAX EXPENSE

                                 YEAR ENDED                                        EFFECTIVE
                                DECEMBER 31                                    INCOME TAX RATES
----------------------------------------------------------------------------  -------------------
  1995......................................................................            34.0%
  1996......................................................................            34.0
  1997......................................................................            34.0

    Management's current estimate of the effective income tax rate for 1998 is 28%.

    NET INCOME

    The following table sets forth net income for the periods shown:

                                   NET INCOME

                                                                                  PERCENTAGE
                         YEAR ENDED                                               INCREASE
                        DECEMBER 31                                AMOUNT         (DECREASE)
------------------------------------------------------------  -----------------   ---------
  1995......................................................  $       2,760,998      (10.2)%
  1996......................................................          2,416,129      (12.5)
  1997......................................................          1,845,454      (23.6)

    Compared to 1995, net income in 1996 decreased 12.5%, reflecting declining earnings in the Acquisitions Division and the Corporate and Other segment as well as lower realized investment gains which were partially offset by improved earnings in the Dental Division. Compared to 1996, net income in 1997 decreased 23.6% reflecting declining earnings in the Acquisitions Division and an increase in realized investment losses which were partially offset by improved earnings in the Dental Division and the Corporate and Other segment.

    KNOWN TRENDS AND UNCERTAINTIES

    The operating results of companies in the insurance industry have historically been subject to significant fluctuations due to competition, economic conditions, interest rates, investment performance, maintenance of insurance ratings, and other factors. Certain known trends and uncertainties which may affect future results of the Company are discussed more fully below.

    MATURE INDUSTRY/COMPETITION. Life and health insurance is a mature industry. In recent years, the industry has experienced virtually no growth in life insurance sales, though the aging population has increased the demand for retirement savings products. Insurance is a highly competitive industry, and the Company encounters significant competition in all lines of business from other insurance companies, many of which have greater financial resources than the Company and PLC, as well as competition from other providers of financial services.

    The life and health insurance industry is consolidating with larger, more efficient organizations emerging from consolidation. Also, mutual insurance companies are converting to stock ownership which will give them greater access to capital markets.

    Management believes that the Company's ability to compete is dependent upon, among other things, its ability to attract and retain distribution channels to market its insurance and investment products, its ability to develop competitive and profitable products, its ability to maintain low unit costs, and its maintenance of strong claims-paying and financial strength ratings from rating agencies.

    The Company competes against other insurance companies and financial institutions in the origination of commercial mortgage loans.

    RATINGS. Ratings are an important factor in the competitive position of insurance companies. Rating organizations periodically review the financial performance and condition of insurers, including the Company and its affiliates. A downgrade in the ratings of the Company and its affiliates could adversely affect its ability to sell its products and its ability to compete for attractive acquisition opportunities.

    Rating organizations assign ratings based upon several factors. While most of the considered factors relate to the rated company, some of the factors relate to general economic conditions and circumstances outside the rated company's control. For the past several years, rating downgrades in the industry have exceeded upgrades.


    The Company's current ratings by Standard & Poors and Duff and Phelps are based on an inter-company guaranty agreement, enforceable by the Company or its successors, whereby Protective has guaranteed the Company's payment of claims made by the holders of Company policies according to the terms of such policies. The guarantee will remain in force until the earlier of (a) when the Company achieves a claims-paying rating equal to or better than Protective without the benefit of any inter-company guaranty agreement, or (b) 90 days after the guaranty agreement is revoked by written instrument; provided, however, even after any revocation or termination by such notice, the guarantee shall remain effective as to policies issued during the existence of the guaranty agreement.


    POLICY CLAIMS FLUCTUATIONS. The Company's results may fluctuate from year to year on account of fluctuations in policy claims received by the Company.

    LIQUIDITY AND INVESTMENT PORTFOLIO. Many of the products offered by PLC's insurance subsidiaries (including the Company) allow policyholders and contractholders to withdraw their funds under defined circumstances. PLC considers the design of its products to configure its investment portfolios to provide and maintain sufficient liquidity to support anticipated withdrawal demands and contract benefits and maturities. Formal asset/liability management programs and procedures are used continuously to monitor the relative duration of PLC's assets and liabilities. While PLC owns a significant amount of liquid assets, many of its assets are relatively illiquid. Significant unanticipated withdrawal or surrender activity could, under some circumstances, compel PLC to dispose of illiquid assets on unfavorable terms, which could have a material adverse effect on the Company.

    INTEREST RATE FLUCTUATIONS. Sudden and/or significant changes in interest rates expose insurance companies to the risk of not earning anticipated spreads between the interest rate earned on investments and the credited rates paid on outstanding policies. Both rising and declining interest rates can negatively affect the Company's spread income. For example, certain of the Company's insurance and investment products guarantee a minimum credited rate. While the Company develops and maintains asset/liability management programs and procedures designed to preserve spread income in rising or falling interest rate environments, no assurance can be given that sudden and/or significant changes in interest rates will not materially affect such spreads.

    Lower interest rates may result in lower sales of the Company's insurance and investment products.

    REGULATION AND TAXATION. The Company and its affilitates are subject to government regulation in each of the states in which they conduct business. Such regulation is vested in state agencies having broad administrative power over all aspects of the insurance business including premium rates, marketing practices, advertising, policy forms, and capital adequacy, and is concerned primarily with the protection of policyholders rather than stockholders. The Company cannot predict the form of any future regulatory initiatives.


    Under the Internal Revenue Code of 1986, as amended (the Code), income tax payable by policyholders on investment earnings is deferred during the accumulation period of certain life insurance and annuity products. This favorable tax treatment may give certain of the Company's products a competitive advantage over other non-insurance products. Congress is currently reviewing certain proposals contained in President Clinton's Fiscal Year 1999 Budget that, if enacted, would adversely impact the tax treatment of variable annuity and certain other life insurance products. To the extent that the Code is revised to reduce the tax-deferred status of life insurance and annuity products, or to increase the tax-deferred status of competing products, all life insurance companies, including the Company and its affiliates, would be adversely affected with respect to their ability to sell such products, and, depending on grandfathering provisions, the surrenders of existing annuity contracts and life insurance policies. The Company cannot predict what future initiatives the President or Congress may propose that may affect the Company.


    LITIGATION. A number of civil jury verdicts have been returned against insurers in the jurisdictions in which the Company does business involving the insurers' sales practices, alleged agent misconduct, failure to properly supervise agents, and other matters. Increasingly these lawsuits have resulted in the award of substantial judgments against the insurer that are disproportionate to the actual damages, including material amounts of punitive damages. In some states (including Alabama), juries have substantial discretion in awarding punitive damages which creates the potential for unpredictable material adverse judgments in any given punitive damages suit. The Company and its affiliates, like other insurers, in the ordinary course of business, are involved in such litigation. The outcome of any such litigation cannot be predicted with certainty. In addition, in some class action and other lawsuits involving insurers' sales practices, insurers have made material settlement payments.

    INVESTMENT RISKS. The Company's invested assets are subject to customary risks of credit defaults and changes in market values. The value of the Company's commercial mortgage portfolio depends in part on the credit worthiness of the tenants occupying the properties which the Company has financed. Factors that may affect the overall default rate on, and market value of, the Company's invested assets include interest rate levels, financial market performance, and general economic conditions, as well as particular circumstances affecting the businesses of individual borrowers and tenants.


    CONTINUING SUCCESS OF ACQUISITION STRATEGY. PLC has actively pursued a strategy of acquiring blocks of insurance policies and small insurance companies of which some transactions may from time-to-time involve the Company. This acquisition strategy has increased the earnings of PLC and its affiliates in part by allowing PLC and its affiliates to position themselves to realize certain operating efficiencies associated with economies of scale. There can be no assurance, however, that suitable acquisitions, presenting opportunities for continued growth and operating efficiencies, will continue to be available to PLC, or that PLC will realize the anticipated financial results from its acquisitions.



    RELIANCE ON THE PERFORMANCE OF OTHERS. The Company has entered into various ventures involving other parties. Examples include, but are not limited to: many of the Company's products are sold through independent distribution channels; the Investment Products Division's variable annuity deposits are to be invested in funds managed by unaffiliated investment managers. Therefore the Company's results may be affected by the performance of others.



    YEAR 2000. Older computer hardware and software often denote the year using two digits rather than four; for example, the year 1997 often is denoted by such hardware and software as "97." It is probable that such hardware and software will malfunction when calculations involving the year 2000 are attempted because the hardware and/or software will interpret "00" as representing the year 1900 rather than the year 2000. This "Year 2000" issue potentially affects all individuals and companies (including Protective, its affiliates, its customers, business partners, suppliers, banks, custodians and administrators) who rely on computers or devices containing computer chips.



    On behalf of itself and its affiliates, Protective has developed and is implementing a Year 2000 transition plan intended to identify and modify or replace primary hardware and/or software systems on which it relies that have a Year 2000 issue. Protective is also developing and implementing a plan to identify and modify or replace secondary hardware and/or software systems on which it relies that have a Year 2000 issue. Substantial resources are being devoted to this effort; however the costs to develop and implement these plans are not expected to be material. Protective is also confirming that its service providers are implementing plans to identify and modify or replace their systems that have a Year 2000 issue.



    Protective currently anticipates that its systems will be able to process transactions dated beyond 1999 on or before December 31, 1999. There can be no assurance, however, that Protective's efforts will be successful, that interaction with other service providers with Year 2000 issues will not impair Protective's operations, or that the Year 2000 issue will not otherwise adversely affect Protective.


    REINSURANCE. As is customary in the insurance industry, the Company cedes insurance to other insurance companies. However, the ceding insurance company remains liable with respect to ceded insurance should any reinsurer fail to meet the obligations assumed by it. Additionally, the Company assumes policies of other insurers. Any regulatory or other development affecting the ceding insurer could also have an effect on the Company.

    RECENTLY ISSUED ACCOUNTING STANDARDS


    The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 132, "Employers' Disclosures About Pension and Other Postretirement Benefits." This statement revises the footnote disclosures about pension and other postretirement benefit plans. This Statement will have no effect on the Company's financial condition.


    LIQUIDITY AND CAPITAL RESOURCES

    Funds necessary to meet the capital requirements of all states in which the Company does business, and to support the Company's operations, have been provided principally by capital contributions from Protective Life Insurance Company, and from investment income.


    Furthermore, Protective has entered into an inter-company guaranty agreement, enforceable by the Company or its successors, whereby Protective has guaranteed the Company's payment of policy claims made by the holders of Company policies according to the terms of such policies. The guarantee will remain in force until the earlier of (a) when the Company achieves a claims-paying rating equal to or better than Protective without the benefit of any inter-company guaranty agreement, or (b) 90 days after the guaranty agreement is revoked by written instrument; provided, however, even after any revocation or termination by such notice, the guarantee shall remain effective as to policies issued during the existence of the guaranty agreement.



    The Company's investments in debt and equity securities are reported at market value, and investments in mortgage loans are reported at amortized cost. At December 31, 1997, the fixed maturity investments (bonds) had a market value of $68.2 million, which is 1.6% above amortized cost of $67.1 million. The Company had $10.9 million in mortgage loans at December 31, 1997. While the Company's mortgage loans do not have quoted market values, at December 31, 1997, the Company estimates the market value of its mortgage loans to be $11.6 million (using discounted cash flows from the next call date) which is 6.4% above amortized cost. Most of the Company's mortgage loans have significant prepayment penalties. These assets are invested for terms approximately corresponding to anticipated future benefit payments. Thus, market fluctuations should not adversely affect liquidity.


    At December 31, 1997, delinquent mortgage loans and foreclosed properties were 0.3% of assets. Bonds rated less than investment grade were 6.3% of assets. The Company does not expect these investments to adversely affect its liquidity or ability to maintain proper matching of assets and liabilities.

    Policy loans at December 31, 1997, were $11.6 million, a decrease of $1.9 million from December 31, 1996. Policy loan rates are generally in the 4.5% to 8.0% range. Such rates at least equal the assumed interest rates used for future policy benefits.

    The Company believes its asset/liability management programs and procedures and certain product features provide significant protection for the Company against the effects of changes in interest rates.

However, most of the Company's liabilities relate to products (primarily whole life insurance) the profitability of which may be affected by changes in interest rates. The effect of such changes in any one year is not expected to be material. Additionally, the Company believes its asset/liability management programs and procedures provide sufficient liquidity to enable it to fulfill its obligation to pay benefits under its various insurance and deposit contracts.


    The Company's asset/liability management programs and procedures involve the monitoring of asset and liability durations for various product lines; cash flow testing under various interest rate scenarios; and the continuous rebalancing of assets and liabilities with respect to yield, risk, and cash flow characteristics. It is the Company's general policy to maintain asset and liability durations within one-half year of one another, although from time to time a broader interval may be allowed.


    As disclosed in the Notes to the Financial Statements, $6.1 million of stockholders' equity, excluding net unrealized investment gains and losses, represented net assets of the Company that cannot be transferred to Protective Life Insurance Company in the form of dividends, loans, or advances.



    A life insurance company's statutory capital is computed according to rules prescribed by the National Association of Insurance Commissioners ("NAIC"), as modified by the insurance company's state of domicile. Statutory accounting rules are different from generally accepted accounting principles and are intended to reflect a more conservative view by, for example, requiring immediate expensing of policy acquisition costs. The NAIC's risk-based capital requirements require insurance companies to calculate and report information under a risk-based capital formula. The achievement of long-term growth will require growth in the statutory capital of the Company. The Company may secure additional statutory capital through various sources, such as retained statutory earnings or equity contributions by Protective Life Insurance Company.


    Under insurance guaranty fund laws in most states, insurance companies doing business in a participating state can be assessed up to prescribed limits for policyholder losses incurred by insolvent companies. The Company does not believe that any such assessments will be materially different from amounts already reflected in the financial statements.

    The Company, like other insurers, in the course of business is involved in litigation. Although the outcome of any litigation cannot be predicted with certainty, the Company believes that at the present time there are no pending or threatened lawsuits that are reasonably likely to have a material adverse effect on the financial position, results of operations, or liquidity of the Company.

    President Clinton's recent budget proposal contains provisions that would change the way insurance companies and certain of their products are taxed, which, if enacted by Congress would negatively affect the Company.

    The Company is not aware of any material pending or threatened regulatory action with respect to the Company or any of its affilitates.

    IMPACT OF INFLATION

    Inflation increases the need for life insurance. Many policyholders who once had adequate insurance programs may increase their life insurance coverage to provide the same relative financial benefits and protection. Inflation increases the cost of health care. The adequacy of premium rates in relation to the level of health claims is constantly monitored, and where appropriate, premium rates on such policies are increased as policy benefits increase. Failure to make such increases commensurate with healthcare cost increases may result in a loss from health insurance.

    The higher interest rates that have traditionally accompanied inflation may also affect the Company's investment operation. Policy loans increase as policy loan interest rates become relatively more attractive. As interest rates increase, disintermediation of annuity deposits and individual life policy cash values may increase, the market value of the Company's fixed-rate, long-term investments may decrease, and the

Company may be unable to implement fully the interest rate reset and call provisions of its mortgage loans. The difference between the interest rate earned on investments and the interest rate credited to life insurance and investment products may also be adversely affected by rising interest rates.

D.  INSURANCE IN FORCE


    The Company's total consolidated life insurance in force at December 31, 1997 was $596.9 million. The following table shows sales by face amount and insurance in force for the Company's business segments.



                                                                            YEAR ENDED DECEMBER 31
                                                                      ----------------------------------
                                                                         1997        1996        1995
                                                                      ----------  ----------  ----------
New Business Written
  Dental............................................................  $    1,508  $      984  $    1,333
  Acquisitions                                                                 0          95          70
  Corporate and Other...............................................       9,485           0           0
                                                                      ----------  ----------  ----------
    Total...........................................................  $   10,993  $    1,079  $    1,403
                                                                      ----------  ----------  ----------
                                                                      ----------  ----------  ----------
Business Acquired
  Acquisitions......................................................                          $  428,849
                                                                                              ----------
    Total...........................................................                          $  428,849
                                                                                              ----------
                                                                                              ----------
Insurance in Force at End of Year (1)
  Acquisitions......................................................  $  387,427  $  446,823  $  490,380
  Dental............................................................     200,410     349,808     300,993
  Corporate and Other...............................................       9,056           0           0
                                                                      ----------  ----------  ----------
    Total...........................................................  $  596,893  $  796,631  $  791,373
                                                                      ----------  ----------  ----------
                                                                      ----------  ----------  ----------


------------------------


(1) Reinsurance assumed has been included; reinsurance ceded (1997-$133,080; 1996-$169,330; 1995-$42,165) has not been deducted.



    The ratio of voluntary terminations of individual life insurance to mean individual life insurance in force, which is determined by dividing the amount of insurance terminated due to lapses during the year by the mean of the insurance in force at the beginning and end of the year, adjusted for the timing of major acquisitions and assumptions was:



                                                                                      RATIO OF
                                   YEAR ENDED                                        VOLUNTARY
                                  DECEMBER 31                                       TERMINATIONS
--------------------------------------------------------------------------------  ----------------
  1995..........................................................................          4.1%
  1996..........................................................................          6.5
  1997..........................................................................          9.2



    Net terminations reflect voluntary lapses and cash surrenders, some of which may be due to the replacement of the Company's products with competitors' products. Also, a higher percentage of voluntary lapses typically occurs in the first 15 months of a policy, and accordingly, lapses will tend to increase or decrease in proportion to the change in new insurance written during the immediately preceding periods.



E.  UNDERWRITING



    The underwriting policies of the Company are established by management. With respect to individual insurance, the Company uses information from the application and, in some cases, inspection reports, attending physician statements, or medical examinations to determine whether a policy should be issued as applied for, rated, or rejected. Medical examinations of applicants are required for individual life insurance in excess of certain prescribed amounts (which vary based on the type of insurance) and for most ordinary insurance applied for by applicants over age 50. Medical examinations are requested of any applicant, regardless of age and amount of requested coverage, if an examination is deemed necessary to underwrite the risk. Substandard risks may be referred to reinsurers for full or partial reinsurance of the substandard risk.



    The Company requires blood samples to be drawn with individual insurance applications for coverage at age 16 and above, except in the payroll deduction market where the face amount must be $100,000 or more before blood testing is required. Blood samples are tested for a wide range of chemical values and are screened for antibodies to the HIV virus. Applications also contain questions permitted by law regarding the HIV virus which must be answered by the proposed insureds.



    Group insurance underwriting policies are administered by experienced group underwriters. The underwriting policies are designed for single employer groups. Initial premium rates are based on prior claim experience and manual premium rates with relative weights depending on the size of the group and nature of the benefits.



F.  INVESTMENTS



    The types of assets in which the Company may invest are influenced by state laws which prescribe qualified investment assets. Within the parameters of these laws, the Company invests its assets giving consideration to such factors as liquidity needs, investment quality, investment return, matching of assets and liabilities, and the composition of the investment portfolio by asset type and credit exposure.



    The following table shows the Company's investments at December 31, 1997, valued on the basis of generally accepted accounting principles.



                                                                                  PERCENT OF TOTAL
                                                              ASSET VALUE           INVESTMENTS
                                                         ----------------------   ----------------
Fixed maturities:
  Bonds:
    Mortgage-backed securities.........................       $      11,696,619         12.7%
    United States Government and government agencies
      and authorities..................................               8,983,333          9.8
    Public utilities...................................               9,421,219         10.2
    Convertibles and bonds with warrants attached......                 525,875          0.6
    All other corporate bonds..........................              37,574,513         40.8
                                                                   ------------        -----
    Total fixed maturities.............................              68,201,559         74.1
                                                                   ------------        -----
Mortgage loans on real estate..........................              10,902,986         11.9
Investment real estate.................................                 407,624          0.4
Policy loans...........................................              11,635,376         12.6
Short-term investments.................................                 873,844          1.0
                                                                   ------------        -----
      Total investments................................       $      92,021,389        100.0%
                                                                   ------------        -----
                                                                   ------------        -----



    A significant portion of the Company's bond portfolio is invested in mortgage-backed securities. Mortgage-backed securities are constructed from pools of residential mortgages, and may have cash flow volatility as a result of changes in the rate at which prepayments of principal occur with respect to the underlying loans. Prepayments of principal on the underlying residential loans can be expected to accelerate with decreases in interest rates and diminish with increases in interest rates. In its mortgage-backed securities portfolio, the Company has focused on sequential, planned amortization class, and targeted amortization class securities, which tend to be less volatile than other classes of mortgage-backed securities.



    The Company obtains ratings of its fixed maturities from Moody's Investor Service, Inc. ("Moody's") and Standard & Poor's Corporation ("S&P"). If a bond is not rated by Moody's or S&P, the Company uses ratings from the Securities Valuation Office of the National Association of Insurance Commissioners ("NAIC"), or the Company rates the bond based upon a comparison of the unrated issue to rated issues of the same issuer or rated issues of other issuers with similar risk characteristics. At December 31, 1997, approximately 93% of bonds were rated by Moody's, S&P, or the NAIC.



    The following table shows the approximate percentage distribution of the Company's fixed maturities by rating, utilizing S&P's rating categories, at December 31, 1997:



                                                                                  PERCENTAGE OF
                                                                                      FIXED
TYPE                                                                                MATURITIES
--------------------------------------------------------------------------------  --------------
Bonds
  AAA...........................................................................        26.8%
  AA............................................................................         1.7
  A.............................................................................        24.3
  BBB...........................................................................        37.4
  BB or less....................................................................         9.8
                                                                                       -----
Total...........................................................................       100.0%
                                                                                       -----
                                                                                       -----



    At December 31, 1997, approximately $61.5 million of the Company's $68.2 million bond portfolio was invested in U.S. Government or agency-backed securities or investment grade corporate bonds and only approximately $6.7 million of its bond portfolio was rated less than investment grade. Approximately $5.1 million of bonds are not publicly traded.



    While considered to be investment grade securities, bonds that are rated BBB by S&P may have speculative characteristics and changes in economic conditions or other circumstances are more likely to lead to a weakened capacity of the issuer to make principal and interest payments than is the case with higher rated securities.



    Risks associated with investments in less than investment grade debt obligations may be significantly higher than risks associated with investments in debt securities rated investment grade. Risk of loss upon default by the borrower is significantly greater with respect to such debt obligations than with other debt securities because these obligations may be unsecured or subordinated to other creditors. Additionally, there is often a thinly traded market for such securities and current market quotations are frequently not available for some of these securities. Issuers of less than investment grade debt obligations usually have higher levels of indebtedness and are more sensitive to adverse economic conditions, such as recession or increasing interest rates, than investment-grade issuers.



    The Company also invests a significant portion of its portfolio in mortgage loans. Results for these investments have been excellent due to careful management and a focus on a specialized segment of the market. The Company generally does not lend on speculative properties and has specialized in making loans on either credit-oriented commercial properties, or credit-anchored strip shopping centers. There were no new loans made during 1997. The average size mortgage loan in the Company's portfolio is approximately $0.5 million. The largest single loan amount is $2.0 million.



    The following table shows a breakdown of the Company's mortgage loan portfolio by property type:



                                                                                  PERCENTAGE OF
                                                                                 MORTGAGE LOANS
PROPERTY TYPE                                                                    ON REAL ESTATE
-----------------------------------------------------------------------------  -------------------
Retail.......................................................................             46%
Office Building..............................................................             44
Warehouses...................................................................             10
                                                                                         ---
Total........................................................................            100%
                                                                                         ---
                                                                                         ---

    Retail loans are generally on strip shopping centers located in smaller towns and anchored by one or more strong regional or national retail stores. The anchor tenants enter into long-term leases with the Company's borrowers. These centers provide the basic necessities of life, such as food, pharmaceuticals, and clothing, and have been relatively insensitive to changes in economic conditions. The following are some of the largest anchor tenants (measured by the Company's exposure) in the strip shopping centers at December 31, 1997:



                                                                                 PERCENTAGE OF
                                                                                 MORTGAGE LOANS
ANCHOR TENANTS                                                                   ON REAL ESTATE
-----------------------------------------------------------------------------  ------------------
Babcock Industries...........................................................           9.0%
Ahold USA....................................................................           6.4%



    Office building loans are generally on professional offices where the owner may be a tenant. The loans may be further secured with personal guarantees of the owner.



    The Company's mortgage lending criteria generally require that the loan-to-value ratio on each mortgage be at or under 75% at the time of origination. Projected rental payments from credit anchors (i.e., excluding rental payments from smaller local tenants) generally exceed 70% of the property's projected operating expenses and debt service.



    Many of the Company's mortgage loans have call or interest rate reset provisions after five to seven years. However, if interest rates were to significantly increase, the Company may be unable to increase the interest rates on its existing mortgage loans commensurate with the significantly increased market rates, or call the loans.



    At December 31, 1997, $0.4 million or 3.7% of the mortgage loan portfolio was nonperforming. It is the Company's policy to cease to carry accrued interest on loans that are over 90 days delinquent. For loans less than 90 days delinquent, interest is accrued unless it is determined that the accrued interest is not collectible. If a loan becomes over 90 days delinquent, it is the Company's general policy to initiate foreclosure proceedings unless a workout arrangement to bring the loan current is in place.



    As a general rule, the Company does not invest directly in real estate. The investment real estate held by the Company consists largely of properties obtained through foreclosures or the acquisition of other insurance companies. In the Company's experience, the appraised value of foreclosed properties often approximates the mortgage loan balance on the property plus costs of foreclosure. Also, foreclosed properties often generate a positive cash flow enabling the Company to hold and manage the property until the property can be profitably sold.



    For further discussion regarding the Company's investments and the maturity of and the concentration of risk among the Company's invested assets, see Note C to the Consolidated Financial Statements.



    The following table shows the investment results of the Company for the years 1995 through 1997:



                                                                                         PERCENTAGE
                                                       CASH, ACCRUED                      EARNED ON
                                                     INVESTMENT INCOME,      NET         AVERAGE OF        REALIZED
                    YEAR ENDED                       AND INVESTMENTS AT   INVESTMENT      CASH AND        INVESTMENT
                    DECEMBER 31                         DECEMBER 31         INCOME       INVESTMENTS    GAINS (LOSSES)
---------------------------------------------------  ------------------  ------------  ---------------  --------------
  1995.............................................    $   80,452,365    $  5,507,367          7.0%      $    838,977
  1996.............................................        97,968,992       6,611,489          7.5            (28,070)
  1997.............................................        95,470,119       6,233,845          6.5            (59,889)



    See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources" included herein for certain information relating to the Company's investments and liquidity.

G.  INDEMNITY REINSURANCE



    As is customary in the insurance industry, the Company cedes insurance to other insurance companies. The ceding insurance company remains liable with respect to ceded insurance should any reinsurer fail to meet the obligations assumed by it. The Company sets a limit on the amount of insurance retained on the life of any one person. In the individual lines it will not retain more than $500,000, including accidental death benefits, on any one life. For group insurance, the maximum amount retained on any one life is generally $100,000. In many cases the retention is less. At December 31, 1997, the Company had insurance in force of $596.9 million of which approximately $133.1 million was ceded to reinsurers.



H.  POLICY LIABILITIES AND ACCRUALS



    The applicable insurance laws under which the Company operates require that each insurance company report policy liabilities to meet future obligations on the outstanding policies. These liabilities are the amounts which, with the additional premiums to be received and interest thereon compounded annually at certain assumed rates, are calculated in accordance with applicable law to be sufficient to meet the various policy and contract obligations as they mature. These laws specify that the liabilities shall not be less than liabilities calculated using certain named mortality tables and interest rates.



    The policy liabilities and accruals carried in the Company's financial reports (presented on the basis of generally accepted accounting principles) differ from those specified by the laws of the various states and carried in the Company's statutory financial statements (presented on the basis of statutory accounting principles mandated by state insurance regulation). For policy liabilities other than those for universal life policies and annuity contracts, these differences arise from the use of mortality and morbidity tables and interest rate assumptions which are deemed under generally accepted accounting principles to be more appropriate for financial reporting purposes than those required for statutory accounting purposes; from the introduction of lapse assumptions into the reserve calculation; and from the use of the net level premium method on all business. Policy liabilities for universal life policies and annuity contracts are carried in the Company's financial reports at the account value of the policy or contract.



I.  COMPETITION



    Life and health insurance is a mature industry. In recent years, the industry has experienced virtually no growth in life insurance sales, though the aging population has increased the demand for retirement savings products. Life and health insurance is a highly competitive industry and the Company's divisions encounter significant competition in all their respective lines of business from other insurance companies, many of which have greater financial resources than the Company, as well as competition from other providers of financial services.



    The life and health insurance industry is consolidating with larger, more efficient organizations emerging from consolidation. Also, mutual insurance companies are converting to stock ownership which will give them greater access to capital markets.



    Management believes that the Company's ability to compete is dependent upon, among other things, its ability to attract and retain distribution channels to market its insurance and investment products, its ability to develop competitive and profitable products, its ability to maintain low unit costs, and its maintenance of strong claims-paying and financial strength ratings from rating agencies.



    The Company competes against other insurance companies and financial institutions in the origination of commercial mortgage loans.



J.  REGULATION



    The Company is subject to government regulation in each of the states in which it conducts business. Such regulation is vested in state agencies having broad administrative power dealing with all aspects of the insurance business, including premium rates, marketing practices, advertising, policy forms and capital adequacy, and is concerned primarily with the protection of policyholders rather than stockholders. The Company cannot predict the form of any future proposals or regulation.

    A life insurance company's statutory capital is computed according to rules prescribed by the National Association of Insurance Commissioners ("NAIC") as modified by the insurance company's state of domicile. Statutory accounting rules are different from generally accepted accounting principles and are intended to reflect a more conservative view, for example, by requiring immediate expensing of policy acquisition costs and more conservative computations of policy liabilities. The NAIC's risk-based capital requirements require insurance companies to calculate and report information under a risk-based capital formula. These requirements are intended to allow insurance regulators to identify inadequately capitalized insurance companies based upon the types and mixtures of risks inherent in the insurer's operations. The formula includes components for asset risk, liability risk, interest rate exposure, and other factors. Based upon the December 31, 1997 statutory financial reports, the Company is adequately capitalized under the formula.



    The Company is required to file detailed annual reports with the supervisory agencies in each of the jurisdictions in which it does business and its business and accounts are subject to examination by such agencies at any time. Under the rules of the NAIC, insurance companies are examined periodically (generally every three to five years) by one or more of the supervisory agencies on behalf of the states in which they do business. To date, no such insurance department examinations have produced any significant adverse findings regarding the Company.



    Under insurance guaranty fund laws in most states, insurance companies doing business in such a state can be assessed up to prescribed limits for policyholder losses incurred by insolvent or failed insurance companies. Although the Company cannot predict the amount of any future assessments; most insurance guaranty fund laws currently provide that an assessment may be excused or deferred if it would threaten an insurer's financial strength. The Company was assessed immaterial amounts in 1997, which will be partially offset by credits against future state premium taxes.



    In addition, many states, including the state in which the Company is domiciled, have enacted legislation or adopted regulations regarding insurance holding company systems. These laws require registration of and periodic reporting by insurance companies domiciled within the jurisdiction which control or are controlled by other corporations or persons so as to constitute an insurance holding company system. These laws also affect the acquisition of control of insurance companies as well as transactions between insurance companies and companies controlling them. Most states, including Alabama, where the Company is domiciled, require administrative approval of the acquisition of control of an insurance company domiciled in the state or the acquisition of control of an insurance holding company whose insurance subsidiary is incorporated in the state.



    The Company is subject to various state statutory and regulatory restrictions on its ability to pay dividends to Protective Life Insurance Company. In general, dividends up to specified levels are considered ordinary and may be paid without prior approval. Dividends in larger amounts are subject to approval by the insurance commissioner of the state of domicile. The maximum amount that would qualify as ordinary dividends to Protective Life Insurance Company by the Company in 1998 is estimated to be $3.4 million. No assurance can be given that more stringent restrictions will not be adopted from time to time by the state in which the Company is domiciled, which restrictions could have the effect, under certain circumstances, of significantly reducing dividends or other amounts payable by the Company without affirmative prior approval by state regulatory authorities.



    The Company may act as a fiduciary and is subject to regulation by the Department of Labor ("DOL") when providing a variety of products and services to employee benefit plans governed by the Employee Retirement Income Security Act of 1974 ("ERISA"). Severe penalties are imposed by ERISA on fiduciaries which violate ERISA's prohibited transaction provisions by breaching their duties by ERISA-covered plans. In a case decided by the United States Supreme Court in December 1993 (JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY V. HARRIS TRUST AND SAVINGS BANK), the Court concluded that an insurance company general account contract that had been issued to a pension plan should be divided into its guaranteed and nonguaranteed components and that certain ERISA fiduciary obligations applied with respect to the assets underlying the nonguaranteed components. Although the Company has not issued contracts identical to the one involved in HARRIS TRUST, some of its policies relating to ERISA-covered plans may be deemed to have nonguaranteed components subject to the principles announced by the Court.

    The full extent to which HARRIS TRUST makes the fiduciary standards and prohibited transaction provisions of ERISA applicable to all or part of insurance company general account assets, however, cannot be determined at this time. The Supreme Court's opinion did not resolve whether the assets at issue in the case may be subject to ERISA for some purposes and not others. The life insurance industry requested that the DOL issue exemptions from the prohibited transaction provisions of ERISA in view of HARRIS TRUST. In July of 1995, the DOL published, in final form, a prohibited transaction class exemption (PTE 95-60) which exempts from the prohibited transaction rules, prospectively and retroactively to January 1, 1975, certain transactions engaged in by insurance company general accounts in which employee benefit plans have an interest. The exemption does not cover all such transactions, and the insurance industry is seeking further relief. Pursuant to the Small Business Job Protection Act signed into law on August 20, 1996, the DOL has published proposed final regulations attempting to clarify the HARRIS TRUST decision. Until these and other matters are clarified, the Company is unable to determine whether the decision will result in any liability and, if so, its nature and scope.



    The Federal Government has from time to time advocated changes to the current health care delivery system which will address both affordability and availability issues. In addition to the federal initiatives, a number of states are considering legislative programs that are intended to affect the accessibility and affordability of health care. Some states have enacted health care reform legislation. However, in light of the small relative proportion of the Company's earnings attributable to group health insurance, management does not expect that either the federal or state proposals will have a material adverse effect on the Company's earnings.



    The Federal Government has advocated the repeal the Glass-Steagall Act and certain other legislative changes, which would allow banks to diversify into securities and other businesses, including possibly insurance. The ultimate scope and effective date of any proposals are unknown at this time and are likely to be modified as they are considered for enactment. It is anticipated that these proposals may increase competition and, therefore, may adversely affect the Company.



    Additional issues related to regulation of the Company are discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" included herein.



K.  EMPLOYEES



    The Company has no employees. The Company has contracts with PLC and Protective under which it receives investment, legal and data processing on a fee basis and other managerial and administrative services on a shared cost basis. In addition, the Company and its affiliates have a joint contract relating to allocation of costs for services performed by employees of one affiliate for another.

                        DIRECTORS AND EXECUTIVE OFFICERS

    The executive officers and directors of American Foundation are as follows:


Wayne E. Stuenkel      44      President, Chief Actuary and a Director
R. Stephen Briggs      48      Executive Vice President and a Director
Jim E. Masssengale     55      Executive Vice President, Acquisitions and a Director
                               Executive Vice President, Investments and Treasurer, and a
A.S. Williams, III     61      Director
Danny L. Bentley       40      Senior Vice President, Group and a Director
Richard J. Bielen      37      Senior Vice President, Investments and a Director
Carolyn King           47      Senior Vice President, Investment Products and a Director
                               Senior Vice President, General Counsel, Secretary and a
Deborah J. Long        44      Director
Steven A. Schultz      44      Senior Vice President, Financial Institutions and a Director
Jerry W. DeFoor        45      Vice President and Controller
John D. Johns          46      Director
Drayton Nabers,
  Jr.                  57      Director



    All executive officers and directors are elected annually. Executive officers serve at the pleasure of the Board of Directors and directors are elected by Protective at the annual meeting of shareholders of American Foundation. None of the individuals listed above is related to any director of PLC or Protective or to any executive officer.


    Mr. Stuenkel has been President and Chief Actuary of American Foundation since June 1996. He was Senior Vice President and Chief Actuary of American Foundation from May 1990 to June [1996] and PLC since March 1987. Mr. Stuenkel is a Fellow in the Society of Actuaries.


    Mr. Briggs has been Executive Vice President of PLC and American Foundation since October 1993. From January 1993 to October 1993, he was Senior Vice President, Life Insurance and Investment Products of American Foundation and PLC. Mr. Briggs had been Senior Vice President, Ordinary Marketing of PLC since August 1988 and of American Foundation since May 1986.



    Mr. Massengale has been Executive Vice President, Acquisitions of American Foundation and PLC since August 1996. From May 1992 to August 1996, he served as Senior Vice President of American Foundation and PLC. From May 1989 to May 1992, Mr. Massengale was Senior Vice President, Operations and Systems of American Foundation and PLC.



    Mr. Williams has been Executive Vice President, Investments and Treasurer of American Foundation and PLC since August 1996. From July 1981 to August 1996, he was Senior Vice President, Investments and Treasurer of PLC and from October 1993 to August 1996, he was Senior Vice President, Investments of American Foundation.



    Mr. Bentley has been Senior Vice President, Group of American Foundation and PLC since August 1996. From May 1989 to August 1996, he was Vice President, Group Marketing of American Foundation.



    Mr. Bielen has been Senior Vice President, Investments of PLC and American Foundation since August 1996. From August 1991 to August 1996, he was Vice President, Investments of American Foundation.



    Ms. King has been Senior Vice President, Investment Products Division of PLC and American Foundation since April 1995. From August 1994 to March 1995, she served as Senior Vice President and Chief Investment Officer of Provident Life and Accident Insurance Company and of its parent company, Provident Life and Accident Insurance Company of America. She served as President of Provident National Assurance Company from November 1987 to March 1995. From November 1986 to August 1994, she served as Vice President of Provident Life and Accident Insurance Company of America.

    Ms. Long has been Senior Vice President, Secretary and General Counsel of PLC since November 1996 and of American Foundation since September 1996. Ms. Long was Senior Vice President and General Counsel of PLC from February 1994 to November 1996 and of American Foundation from February 1994 to September 1996. From August 1993 to January 1994, Ms. Long served as General Counsel of PLC and from February 1984 to January 1994, she practiced law with the law firm of Maynard, Cooper & Gale, P.C.



    Mr. Schultz has been Senior Vice President, Financial Institutions of American Foundation and PLC since March 1993. Mr. Schultz served as Vice President, Financial Institutions of American Foundation from February 1989 to March 1993 and of PLC from February 1993 to March 1993.



    Mr. DeFoor has been Vice President and Controller, and Chief Accounting Officer of PLC since April 1989. Mr. DeFoor has been Vice President and Controller of American Foundation since May 1989. Mr. DeFoor is a certified public accountant.



    Mr. Johns has been President and Chief Operating Officer of PLC since August 1996 and a Director of American Foundation since June 1996. He was Executive Vice President and Chief Financial Officer of PLC from October 1993 to August 1996. He was Executive Vice President and Chief Financial Officer of American Foundation from October 1993 to June 1996. From August 1988 to October 1993, he served as Vice President and General Counsel of Sonat Inc. He is a director of National Bank of Commerce of Birmingham and Alabama National Bancorporation.



    Mr. Nabers has been a Director of American Foundation since June 1996. Mr. Nabers has been Chairman of the Board and Chief Executive Officer of PLC and a Director since August 1996. From May 1994 to August 1996, Mr. Nabers was Chairman of the Board, President and Chief Executive Officer and a Director of PLC. From May 1992 to May 1994, he was President and Chief Executive Officer and a Director of PLC. Mr. Nabers was President and Chief Executive Officer and a Director of PLC from August 1982 until May 1992. He is also a director of Energen Corporation, National Bank of Commerce of Birmingham, and Alabama National Bancorporation.

                             EXECUTIVE COMPENSATION

    Executive officers of the Company also serve as executive officers and/or directors of one or more affiliate companies of PLC. Compensation allocations are made as to each individual's time devoted to duties as an executive officer of the Company and its affiliates. The following table shows the total compensation paid to the chief executive officer of the Company by the Company or any of its affiliates including PLC. No other officer of the Company received total annual salary and bonus attributable to the Company during the last fiscal year. Directors of the Company who are also employees receive no compensation in addition to their compensation as employees of the Company.

    PLC has established a Deferred Compensation Plan for Officers of PLC (the "Officers' Plan") whereby eligible officers may voluntarily elect to defer to a specified date receipt of all or any portion of their Annual Incentive Plan and Performance Share Plan bonuses. The bonuses so deferred are credited to the officers in cash or PLC stock equivalents or a combination thereof. The cash portion earns interest at approximately PLC's short-term borrowing rate. The stock equivalent portion is credited with dividends in the form of additional stock equivalents. Deferred bonuses will be distributed in stock or cash as specified by the officers in accordance with the Officers' Plan unless distribution is accelerated under certain provisions, including upon a change in control of PLC.


A.  SUMMARY COMPENSATION TABLE



                                                               LONG-TERM COMPENSATION
                                                               ----------------------
                                                                 AWARDS     PAYOUTS
                                                               ----------  ----------
                                                               SECURITIES  LONG-TERM
                                        ANNUAL COMPENSATION    UNDERLYING  INCENTIVE
   NAME AND PRINCIPAL                  ----------------------   OPTIONS/      PLAN     ALL OTHER
        POSITION              YEAR       SALARY      BONUS      SARS(#)     PAYOUTS    COMPENSATION
           (a)                (b)        (1)(c)    (1)(2)(d)      (g)      (2)(3)(h)     (4)(i)
-------------------------  ----------  ----------  ----------  ----------  ----------  ----------
WAYNE E. STUENKEL........        1997  $  180,833  $   86,000       -0-    $ 321,871   $  4,800
  President and Chief            1996     174,167      65,600     7,500      204,605      4,500
  Actuary                        1995     168,667      90,100       -0-      209,405      4,500


------------------------

(1) Includes amounts that the named executives may have voluntarily elected to contribute to PLC's 401(k) and Stock Ownership Plan.

(2) Includes amounts that the named executives may have voluntarily deferred under PLC's Deferred Compensation Plan for Officers.

(3) For further information, see the "Long-Term Incentive Plan--Awards In Last Fiscal Year" table.

(4) Matching contributions to PLC's 401(k) and Stock Ownership Plan.


    The above table sets forth certain information for the three years ended December 31, 1997 relating to the Chief Executive Officer.



B.  AGGREGATED FY-END OPTION/SAR VALUES



                              NUMBER OF
                             SECURITIES        VALUE OF
                             UNDERLYING       UNEXERCISED
                             UNEXERCISED     IN-THE-MONEY
                           OPTIONS/SARS AT  OPTIONS/SARS AT
                              FY-END(#)        FY-END($)
          NAME             EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
           (a)                   (d)              (e)
-------------------------  ---------------  ---------------
Wayne E. Stuenkel........   0/7,500         $0/$186,563

C.  PERFORMANCE SHARE PLAN


              LONG-TERM INCENTIVE PLAN--AWARDS IN LAST FISCAL YEAR


                                            PERFORMANCE OR       ESTIMATED FUTURE PAYOUTS UNDER NON-STOCK
                              NUMBER OF      OTHER PERIOD
                            SHARES, UNITS        UNTIL                 PRICE-BASED PLANS (IN SHARES)
                              OR OTHER       MATURATION OR   -------------------------------------------------
          NAME              RIGHTS(#)(1)        PAYOUT          THRESHOLD         TARGET           MAXIMUM
           (a)                   (b)              (c)              (d)              (e)              (f)
-------------------------  ---------------  ---------------  ---------------      ------       ---------------
                                               December 31,
Wayne E. Stuenkel........        1,670                 2000            835              2,088           2,839



    In 1997, the Compensation and Management Succession Committee of PLC's Board of Directors awarded performance shares, as indicated, to the above named executive, which are not payable, if at all, until the results of the comparison group of companies for the four-year period ending December 31, 2000 are known.



    With respect to 1997 awards awarded to the named executive officer, 125% of the award is earned if either PLC's average return on average equity or total rate of return for the four-year period ranks at the top 25% of the comparison group. If PLC ranks at the top 10% of the comparison group, 170% of the award is earned. If PLC ranks at the median of the comparison group, 50% of the award is earned and if PLC's results are below the median of the comparison group, no portion of the award is earned. The Performance Share Plan provides for interpolation between thresholds to determine the exact percentage to be paid.

D.  PENSION PLAN
  PENSION PLAN TABLE


                                    YEARS OF SERVICE
               ----------------------------------------------------------
RENUMERATION       15          20          25          30          35
-------------  ----------  ----------  ----------  ----------  ----------
 $   125,000   $   27,802  $   37,070  $   46,337  $   55,604  $   64,872
     150,000       33,802      45,070      56,337      67,604      78,872
     175,000*      39,802      53,070      66,337      79,604      92,872
     200,000*      45,802      61,070      76,337      91,604     106,872
     225,000*      51,802      69,070      86,337     103,604     120,872
     250,000*      57,802      77,070      96,337     115,604     134,872*
     275,000*      63,802      85,070     106,337     127,604*    148,872*
     300,000*      69,802      93,070     116,337     139,604*    162,872*
     400,000*      93,802     125,070*    156,337*    187,604*    218,872*
     500,000*     117,802     157,070*    196,337*    235,604*    274,872*
     600,000*     141,802*    189,070*    236,337*    283,604*    330,872*
     700,000*     165,802*    221,070*    276,337*    331,604*    386,872*
     800,000*     189,802*    253,070*    316,337*    379,604*    442,872*
     900,000*     213,802*    285,070*    356,337*    427,604*    498,872*
   1,000,000*     237,802*    317,070*    396,337*    475,604*    554,872*
   1,100,000*     261,802*    349,070*    436,337*    523,604*    610,872*
   1,200,000*     285,802*    381,070*    476,337*    571,604*    666,872*
   1,300,000*     309,802*    413,070*    516,337*    619,604*    722,872*

------------------------


* Current pension law limits the maximum annual benefit payable at normal retirement age under a defined benefit plan to $130,000 for 1998 and is subject to increase in later years. In addition, in 1997, such a plan may not take into account annual compensation in excess of $160,000, which amount is similarly subject to increase in later years. PLC's Excess Benefit Plan ("Excess Benefit Plan"), adopted effective September 1, 1984, and amended and restated as of January 1, 1989, provides for payment, outside of the PLC Pension Plan ("Pension Plan"), of the difference between (1) the fully accrued benefits which would be due under the Pension Plan absent both of the aforesaid limitations and (2) the amount actually payable under the Pension Plan as so limited.


    The above table illustrates estimated gross annual benefits which would be payable for life in a straight life annuity commencing at normal retirement age under the Pension Plan and the Excess Benefit Plan for employees with average compensation (remuneration under the table above) and years of service. Benefits in the above table are not reduced by social security or other offset amounts.

    Compensation covered by the Pension Plan (for purposes of pension benefits) excludes commissions and performance share awards and generally corresponds to that shown under the heading "Annual Compensation" in the Summary Compensation Table. Compensation is calculated based on the average of the highest level of compensation paid during a period of 36 consecutive whole months. Only three Annual Incentive Plan bonuses (whether paid or deferred under a Deferred Compensation Plan maintained by PLC) may be included in obtaining the average compensation.


    The named executive and his estimated length of service as of December 31, 1997 are provided in the following table.



NAME                                                                             YEARS OF SERVICE
------------------------------------------------------------------------------  -------------------
Wayne E. Stuenkel.............................................................          19

E.  ADDITIONAL AGREEMENTS



    PLC has entered into an Employment Continuation Agreement with the named executive which provides for certain benefits in the event such executive's employment is actually or constructively (by means of a reduction in duties or compensation) terminated following certain events constituting a "change in control". Such benefits include (i) a payment equal to three times the sum of the annual base salary in effect at the time of the change in control and the average annual incentive plan bonus for the three years preceding the change in control; (ii) continuation (for twenty-four months) in PLC's hospital, medical, accident, disability, and life insurance plans as provided to the executive immediately prior to the date of his termination of employment; (iii) delivery of an annuity to equal increased benefits under the Pension Plan and the Excess Benefit Plan resulting from an additional three years of credited service (subject to the Pension Plan's maximum on crediting service); and (iv) an additional payment, if necessary, to reimburse the executive for any additional tax (other than normal Federal, state and local income taxes) incurred as a result of any benefits received in connection with the change in control.



    1.  COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION



    The members of PLC's Compensation and Management Succession Committee ("Committee") are Messrs. McMahon (Chairman), Woods, Dahlberg, Kuehn, and Sklenar. No member of the Committee has ever been an officer or employee of PLC or any of its subsidiaries.



    Mr. Dahlberg is the Chairman of the Board, President and Chief Executive Officer of Southern Company. PLC is a 25% member of a limited liability company which acquired an office building adjacent to PLC's home office from an affiliate of Southern Company which continues to lease portions of the building. During 1997, the limited liability company received a total of $138,410 in lease payments from affiliates of Southern Company. The lease expired at the end of 1997.

    2. MANAGEMENT OWNERSHIP OF PLC STOCK



    No director or named executive officer of the Company owns any stock of the Company or of any affiliated corporation except for the shares of PLC common stock which are shown as owned as of March, 1998:



                                              AMOUNT AND NATURE OF
                                             BENEFICIAL OWNERSHIP(1)
                                        ---------------------------------     PERCENT OF
NAME AND BENEFICIAL OWNER               SOLE POWER       SHARED POWER(2)       CLASS(1)
------------------------------------    -----------     -----------------     ----------
Drayton Nabers, Jr.                     140,662(3)             10,815             *
R. Stephen Briggs                        72,000(4)           412                  *
John D. Johns                            20,541(5)          2,100                 *
Deborah J. Long                           4,864(6)           -0-                  *
Jim E. Massengale                        62,726(7)           350                  *
Danny L. Bentley                         22,239(8)           -0-                  *
Richard J. Bielen                        10,951(9)           -0-                  *
Wayne E. Stuenkel                        34,321(10)          -0-                  *
A. S. Williams III                       50,427(11)          -0-                  *
Steven A. Schultz                        16,945(12)          -0-                  *
Carolyn King                              4,123(13)          -0-                  *
Jerry W. DeFoor                          15,368(14)          -0-                  *
All directors and executive officers
  as a group (12 persons)               455,167(15)            13,677(2)           1.47%


--------------------------

 * less than one percent

 (1) The number of shares reflected are shares which under applicable regulations of the Securities and Exchange Commission are deemed to be beneficially owned. Shares deemed to be beneficially owned, under such regulations, include shares as to which, directly or indirectly, through any contract, relationship, understanding or otherwise, either voting power or investment power is held or shared. The total number of shares beneficially owned is subdivided, where applicable, into two categories: shares as to which voting/investment power is held solely and shares as to which voting/investment power is shared. Unless otherwise indicated in the following notes, if a beneficial owner has sole power, he has sole voting and investment power, and if a beneficial owner has shared power, he has shared voting and investment power. The percentage calculation is based on the aggregate number of shares beneficially owned.

 (2) This column may include shares held in the name of a spouse, minor children, or certain other relatives sharing the same home as the director or officer, or held by the director or officer, or the spouse of the director or officer, as a trustee or as a custodian for children, as to all of which beneficial ownership is disclaimed by the respective directors and officers except as otherwise noted below.


 (3) Includes 6,095 shares held in PLC's 401(k) and Stock Ownership Plan as of January 31, 1998 for which Mr. Nabers has sole voting power. Also, includes 98,664 share equivalents allocated to Mr. Nabers' deferred compensation account pursuant to the terms of PLC's Deferred Compensation Plan for Officers. Upon distribution, share equivalents will be distributed in shares of PLC Common Stock. Such shares will be issued directly to Mr. Nabers who will have sole voting power over the shares at that time. Does not include 150,000 stock appreciation rights awarded under PLC's 1996 Stock Incentive Plan.



 (4) Includes 13,249 shares held in PLC's 401(k) and Stock Ownership Plan as of January 31, 1998 for which Mr. Briggs has sole voting power. Also, includes 34,504 share equivalents allocated to Mr. Briggs' deferred compensation account pursuant to the terms of PLC's Deferred Compensation Plan for Officers. Upon distribution, share equivalents will be distributed in shares of PLC Common Stock. Such shares will be issued directly to Mr. Briggs who will have sole voting power over the shares at that time. Does not include 20,000 stock appreciation rights awarded under PLC's 1996 Stock Incentive Plan.

 (5) Includes 1,423 shares held in PLC's 401(k) and Stock Ownership Plan as of January 31, 1998 for which Mr. Johns has sole voting power. Also, includes 16,918 share equivalents allocated to Mr. Johns' deferred compensation account pursuant to the terms of PLC's Deferred Compensation Plan for Officers. Upon distribution, share equivalents will be distributed in shares of PLC Common Stock. Such shares will be issued directly to Mr. Johns who will have sole voting power over the shares at that time. Does not include 75,000 stock appreciation rights awarded under PLC's 1996 Stock Incentive Plan.



 (6) Includes 2,532 shares held in PLC's 401(k) and Stock Ownership Plan as of January 31, 1998 for which Ms. Long has sole voting power. Also includes 1,839 share equivalents allocated to Ms. Long's deferred compensation account pursuant to the terms of PLC's Deferred Compensation Plan for Officers. Upon distribution, share equivalents will be distributed in shares of PLC Common Stock. Such shares will be issued directly to Ms. Long who will have sole voting powers over the shares at that time.



 (7) Includes 25,330 shares held in PLC's 401(k) and Stock Ownership Plan as of January 31, 1998 for which Mr. Massengale has sole voting power. Also includes 22,546 share equivalents allocated to Mr. Massengale's deferred compensation account pursuant to the terms of PLC's Deferred Compensation Plan for Officers. Upon distribution, share equivalents will be distributed in shares of PLC Common Stock. Such shares will be issued directly to Mr. Massengale who will have sole voting power over the shares at that time. Does not include 20,000 stock appreciation rights awarded under PLC's 1996 Stock Incentive Plan.



 (8) Includes 4,286 shares held in PLC's 401(k) and Stock Ownership Plan as of January 31, 1998 for which Mr. Bentley has sole voting power. Also includes 13,899 share equivalents allocated to Mr. Bentley's deferred compensation account pursuant to the terms of PLC's Deferred Compensation Plan for Officers. Upon distribution, share equivalents will be distributed in shares of PLC Common Stock. Such shares will be issued directly to Mr. Bentley who will have sole voting power over the shares at that time.



 (9) Includes 4,092 shares held in PLC's 401(k) and Stock Ownership Plan as of January 31, 1998 for which Mr. Bielen has sole voting power. Also, includes 3,121 share equivalents allocated to Mr. Bielen's deferred compensation account pursuant to the terms of PLC's Deferred Compensation Plan for Officers. Upon distribution, share equivalents will be distributed in shares of PLC Common Stock. Such shares will be issued directly to Mr. Bielen who will have sole voting power over the shares at that time.



(10) Includes 3,064 shares held in PLC's 401(k) and Stock Ownership Plan as of January 31, 1998 for which Mr. Stuenkel has sole voting power. Also includes 26,489 share equivalents allocated to Mr. Stuenkel's deferred compensation account pursuant to the terms of PLC's Deferred Compensation Plan for Officers. Upon distribution, share equivalents will be distributed in shares of PLC Common Stock. Such shares will be issued directly to Mr. Stuenkel who will have sole voting power over the shares at that time.



(11) Includes 12,201 shares held in PLC's 401(k) and Stock Ownership Plan as of January 31, 1998 for which Mr. Williams has sole voting power. Also, includes 30,744 share equivalents allocated to Mr. Williams' deferred compensation account pursuant to the terms of PLC's Deferred Compensation Plan for Officers. Upon distribution, share equivalents will be distributed in shares of PLC Common Stock. Such shares will be issued directly to Mr. Williams who will have sole voting power over the shares at that time. Does not include 20,000 stock appreciation rights awarded under PLC's 1996 Stock Incentive Plan.



(12) Includes 2,701 shares held in PLC's 401(k) and Stock Ownership Plan as of January 31, 1998 for which Mr. Schultz has sole voting power. Also includes 13,034 share equivalents allocated to Mr. Schultz's deferred compensation account pursuant to the terms of PLC's Deferred Compensation Plan for Officers. Upon distribution, share equivalents will be distributed in shares of PLC Common Stock. Such shares will be issued directly to Mr. Schultz who will have sole voting power over the shares at that time.



(13) Includes 441 shares held in PLC's 401(k) and Stock Ownership Plan as of January 31, 1998 for which Ms. King has sole voting power. Also, includes 3,682 share equivalents allocated to Ms. King's deferred compensation account pursuant to the terms of PLC's Deferred Compensation Plan for Officers. Upon distribution, share equivalents will be distributed in shares of PLC Common Stock. Such shares will be issued directly to Ms. King who will have sole voting power over the shares at that time.



(14) Includes 5,224 shares held in PLC's 401(K) and Stock Ownership Plan as of January 31, 1998 for which Mr. DeFoor has sole voting power. Also, includes 10,144 share equivalents allocated to Mr. DeFoor's deferred compensation account pursuant to the terms of PLC's Deferred Compensation Plan for Officers. Upon distribution, share equivalents will be distributed in shares of PLC Common Stock. Such shares will be issued directly to

    Mr. DeFoor who will have sole voting power over those shares at that time.



(15) Included are the interests of the persons as of January 31, 1998 in 144,430 shares held in PLC's 401(k) and Stock Ownership Plan, which owned a total of 1,289,516 shares on such date. Each 401(k) and Stock Ownership Plan participant has sole voting power with respect to the shares held in the participant's accounts. The 693,346 shares held in PLC's 401(k) Stock Ownership Plan Trust which have not been allocated to participants will be voted by the Trustees in accordance with the majority vote of all participants. Also, includes 286,017 share equivalents allocated to the deferred compensation accounts of participating directors and executive officers as a group pursuant to the PLC's Deferred Compensation Plan for Directors Who Are Not Employees of the PLC and the PLC's Deferred Compensation Plan for Officers.


                              CERTAIN TRANSACTIONS


    PLC is a 25% member of a limited liability company which acquired an office building adjacent to PLC's home office from an affiliate of Southern Company in 1994. Since that time, the Seller has continued to lease portions of the building. During 1997, the limited liability company received a total of $138,410 in lease payments from affiliates of Southern Company. Mr. Dahlberg is the Chairman of the Board, President and Chief Executive Officer of Southern Company. This lease expired at the end of 1997.


                               LEGAL PROCEEDINGS


    There are no material pending legal proceedings, other than ordinary routine litigation incidental to the business of PLC and the Company, to which PLC or the Company is a party or of which any of PLC or the Company's properties is the subject.


                                    EXPERTS


    The consolidated balance sheets of the Company as of December 31, 1997 and 1996 and the consolidated statements of income, stockholder's equity, and cash flows for each of the three years in the period ended December 31, 1997 and the related financial statement schedules, in this Prospectus, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent certified public accountants, given on the authority of that firm as experts in auditing and accounting.


                                 LEGAL MATTERS

    Sutherland, Asbill & Brennan LLP of Washington, D.C. has provided advice on certain matters relating to federal securities laws.

                             REGISTRATION STATEMENT

    A Registration Statement has been filed with the Securities and Exchange Commission under the Securities Act of 1933 as amended with respect to the Contracts. This Prospectus does not contain all information set forth in the Registration Statement, its amendments and exhibits, to all of which reference is made for further information concerning the Company and the Contracts. Statements contained in this Prospectus as to the content of the Contracts and other legal instruments are summaries. For a complete statement of the terms thereof, reference is made to the instruments as filed in the Registration Statement.

                         INDEX TO FINANCIAL STATEMENTS



Report of Independent Accountants.....................................................        F-2

Statements of Income for the years ended December 31, 1997, 1996, and 1995............        F-3

Balance Sheets as of December 31, 1997 and 1996.......................................        F-4

Statements of Stockholders' Equity for the years ended December 31, 1997, 1996, and
  1995................................................................................        F-5

Statements of Cash Flows for the years ended December 31, 1997, 1996, and 1995........        F-6

Notes to Financial Statements.........................................................        F-7

Financial Statement Schedules:

  Schedule III -- Supplementary Insurance Information.................................        S-1

  Schedule IV -- Reinsurance..........................................................        S-2



    All other schedules to the financial statements required by Article 7 of Regulation S-X are not required under the related instructions or are inapplicable and therefore have been omitted.

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Directors and Stockholders
American Foundation Life Insurance Company
Birmingham, Alabama



    We have audited the financial statements and financial statement schedules of American Foundation Life Insurance Company listed in the index on page F-1 of this Form S-1. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.



    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Foundation Life Insurance Company as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.



                                          COOPERS & LYBRAND L.L.P.



February 11, 1998
Birmingham, Alabama

                   AMERICAN FOUNDATION LIFE INSURANCE COMPANY

                              STATEMENTS OF INCOME


                        FOR THE YEARS ENDED DECEMBER 31



                                                                          1997           1996           1995
                                                                      -------------  -------------  -------------
REVENUES
  Premiums and policy fees (net of reinsurance ceded:
    1997-$3,010,990; 1996-$2,768,199; 1995-$2,620,919)..............  $   8,415,833  $   9,458,003  $   6,925,097
  Net investment income.............................................      6,233,845      6,611,489      5,507,867
  Realized investment gains (losses)................................        (59,889)       (28,070)       838,977
  Other income......................................................          8,718          2,406             (8)
                                                                      -------------  -------------  -------------
    Total revenues..................................................     14,598,507     16,043,828     13,271,933
                                                                      -------------  -------------  -------------
BENEFITS AND EXPENSES
  Benefits and settlement expenses (net of reinsurance
    ceded: 1997-$4,430,527; 1996-$4,031,931; 1995-$2,997,130).......      9,075,762      9,675,240      6,347,405
  Amortization of deferred policy acquisition costs.................        320,288        346,710        444,570
  Other operating expenses (net of reinsurance ceded:
    1997-$60,900; 1996-$75,843; 1995-$88,551).......................      2,406,314      2,361,076      2,296,628
                                                                      -------------  -------------  -------------
    Total benefits and expenses.....................................     11,802,364     12,383,026      9,088,603
                                                                      -------------  -------------  -------------
INCOME BEFORE INCOME TAX............................................      2,796,143      3,660,802      4,183,330
                                                                      -------------  -------------  -------------
INCOME TAX EXPENSE (BENEFIT)
  Current...........................................................        548,581      1,743,864      1,193,221
  Deferred..........................................................        402,108       (499,191)       229,111
                                                                      -------------  -------------  -------------
    Total income tax expense........................................        950,689      1,244,673      1,422,332
                                                                      -------------  -------------  -------------
NET INCOME..........................................................      1,845,454      2,416,129      2,760,998
                                                                      -------------  -------------  -------------
PREFERRED STOCK DIVIDENDS...........................................        100,000        100,000        100,000
                                                                      -------------  -------------  -------------
INCOME AVAILABLE TO COMMON SHAREHOLDERS.............................  $   1,745,454  $   2,316,129  $   2,660,998
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------


                       See Notes to Financial Statements

                   AMERICAN FOUNDATION LIFE INSURANCE COMPANY

                                 BALANCE SHEETS


                               AS OF DECEMBER 31



                                                                                        1997            1996
                                                                                   --------------  --------------
ASSETS
Investments:
  Fixed maturities, at market (amortized cost: 1997-$67,110,502;
    1996-$61,914,714)............................................................  $   68,201,559  $   61,224,888
  Mortgage loans.................................................................      10,902,986      14,757,881
  Investment real estate, net of accumulated depreciation (1997-$93,376;
    1996-$82,659)................................................................         407,624         420,341
  Policy loans...................................................................      11,635,376      13,535,012
  Short-term investments.........................................................         873,844       5,272,698
                                                                                   --------------  --------------
    Total Investments............................................................      92,021,389      95,210,820
                                                                                   --------------  --------------
Cash.............................................................................       2,218,201       1,574,181
Accrued investment income........................................................       1,230,529       1,183,991
Accounts and premiums receivable, net of allowances for uncollectible accounts
  (1997-$7,000; 1996-$7,000).....................................................       1,233,659       1,042,547
Reinsurance receivables..........................................................       7,680,586       9,938,962
Deferred policy acquisition costs................................................       1,692,285       1,919,471
Other assets.....................................................................          70,809          84,124
                                                                                   --------------  --------------
                                                                                   $  106,147,458  $  110,954,096
                                                                                   --------------  --------------
                                                                                   --------------  --------------
LIABILITIES
Policy liabilities and accruals
  Future policy benefits and claims..............................................  $   56,254,682  $   59,560,434
  Unearned premiums..............................................................         463,232         182,499
                                                                                   --------------  --------------
    Total policy liabilities and accruals........................................      56,717,914      59,742,933
                                                                                   --------------  --------------
Annuity deposits.................................................................         929,124         973,155
Other policyholders' funds.......................................................      12,080,458      17,946,695
Other liabilities................................................................       8,964,653       8,764,449
Deferred income taxes............................................................       2,005,168         979,751
                                                                                   --------------  --------------
                                                                                       80,697,317      88,406,983
                                                                                   --------------  --------------
COMMITMENTS AND CONTINGENT LIABILITIES--NOTE E

STOCKHOLDERS' EQUITY
Preferred stock, $1 par value; shares authorized, issued and outstanding:
  2,000..........................................................................           2,000           2,000
Common stock, $10 par value; shares authorized, issued and outstanding:
  200,000........................................................................       2,000,000       2,000,000
Additional paid-in capital.......................................................       6,200,000       6,200,000
Net unrealized gains (losses) on investments (net of income tax: 1997-
  $381,870; 1996-$(241,439)......................................................         709,187        (448,387)
Retained earnings................................................................      16,538,954      14,793,500
                                                                                   --------------  --------------
                                                                                       25,450,141      22,547,113
                                                                                   --------------  --------------
                                                                                   $  106,147,458  $  110,954,096
                                                                                   --------------  --------------
                                                                                   --------------  --------------


                       See Notes to Financial Statements

                   AMERICAN FOUNDATION LIFE INSURANCE COMPANY


                       STATEMENTS OF STOCKHOLDERS' EQUITY



                                                                                   NET
                                                                  ADDITIONAL    UNREALIZED                      TOTAL
                                          PREFERRED     COMMON     PAID-IN    GAINS (LOSSES)    RETAINED    STOCKHOLDERS'
                                            STOCK       STOCK      CAPITAL    ON INVESTMENTS    EARNINGS       EQUITY
                                          ---------   ----------  ----------  --------------   -----------  -------------
Balance, December 31, 1994..............              $2,000,000  $3,863,733   $(2,400,868)    $17,816,373   $21,279,238
                                                                                                            -------------
  Net income for 1995...................                                                         2,760,998     2,760,998
  Increase in net unrealized gains on
    investments (net of income
    tax-$2,083,521).....................                                         3,869,396                     3,869,396
  Reclassification adjustment for
    amounts included in net income (net
    of income tax-$(293,642))...........                                          (545,335)                     (545,335)
                                                                                                            -------------
  Comprehensive income for 1995.........                                                                       6,085,059
                                                                                                            -------------
  Common dividends ($25 per share)......                                                        (5,000,000)   (5,000,000)
  Preferred dividends ($50 per share)...                                                          (100,000)     (100,000)
  Capital contribution..................                            338,267                                      338,267
                                          ---------   ----------  ----------  --------------   -----------  -------------
Balance, December 31, 1995..............               2,000,000  4,202,000        923,193      15,477,371    22,602,564
                                                                                                            -------------
  Net income for 1996...................                                                         2,416,129     2,416,129
  Decrease in net unrealized gains on
    investments (net of income
    tax-$(748,368)).....................                                        (1,389,826)                   (1,389,826)
  Reclassification adjustment for
    amounts included in net income (net
    income tax-$9,824)..................                                            18,246                        18,246
                                                                                                            -------------
  Comprehensive income for 1996.........                                                                       1,044,549
                                                                                                            -------------
  Redemption feature of preferred stock
    removed-- Note G....................   $2,000                 1,998,000                                    2,000,000
  Common dividends ($15 per share)......                                                        (3,000,000)   (3,000,000)
  Preferred dividends ($50 per share)...                                                          (100,000)     (100,000)
                                          ---------   ----------  ----------  --------------   -----------  -------------
Balance, December 31, 1996..............    2,000      2,000,000  6,200,000       (448,387)     14,793,500    22,547,113
                                                                                                            -------------
  Net income for 1997...................                                                         1,845,454     1,845,454
  Increase in net unrealized gains on
    investments (net of income
    tax-$602,348).......................                                         1,118,646                     1,118,646
  Reclassification adjustment for
    amounts included in net income (net
    of income tax-$20,961)..............                                            38,928                        38,928
                                                                                                            -------------
  Comprehensive income for 1997.........                                                                       3,003,028
                                                                                                            -------------
  Preferred dividends ($50 per share)...                                                          (100,000)     (100,000)
                                          ---------   ----------  ----------  --------------   -----------  -------------
Balance, December 31, 1997..............   $2,000     $2,000,000  $6,200,000   $   709,187     $16,538,954   $25,450,141
                                          ---------   ----------  ----------  --------------   -----------  -------------
                                          ---------   ----------  ----------  --------------   -----------  -------------


                       See Notes to Financial Statements.

                   AMERICAN FOUNDATION LIFE INSURANCE COMPANY

                            STATEMENTS OF CASH FLOWS


                                                                     FOR THE YEARS ENDED DECEMBER 31,
                                                              -----------------------------------------------
                                                                   1997             1996            1995
                                                              --------------   --------------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $    1,845,454   $    2,416,129   $   2,760,998
  Adjustments to reconcile net income to cash
    Amortization of deferred policy acquisition costs.......         320,288          346,710         444,570
    Deferred income taxes...................................       1,025,417         (499,191)        229,111
    Interest credited to universal life and investment
      products..............................................       1,059,710        1,111,034         420,717
    Policy fees assessed on universal life and investment
      products..............................................      (1,048,883)      (1,179,765)       (562,637)
    Change in accrued investment income and other
      receivables...........................................       2,020,726           (6,955)      1,090,377
    Change in policy liabilities and other policyholders'
      funds of traditional life and health products.........      (8,576,735)      (1,612,231)     (1,502,827)
    Change in receivable from Protective Life Insurance
      Company...............................................               0       24,817,851               0
    Change in other liabilities.............................         200,205       (2,294,791)      9,672,280
    Other, net..............................................         (79,787)        (326,038)       (499,410)
                                                              --------------   --------------   -------------
Net cash provided by operating activities...................      (3,233,605)      22,772,753      12,053,179
                                                              --------------   --------------   -------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Maturities and principal reductions of investments
    Investments available for sale..........................     135,907,273       98,454,653      57,139,644
    Other...................................................       3,661,121        1,545,594       3,406,789
  Sale of investments
    Investments available for sale..........................       4,386,839       46,567,425      10,993,261
    Other...................................................               0          400,000         683,815
  Cost of investments acquired
    Investments available for sale..........................    (139,609,229)    (165,042,338)    (65,099,357)
    Other...................................................               0         (310,000)     (1,286,586)
                                                              --------------   --------------   -------------
Net cash (used in) provided by investing activities.........       4,346,004      (18,384,666)      5,837,566
                                                              --------------   --------------   -------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Dividends to stockholders.................................        (100,000)      (3,100,000)     (5,100,000)
  Change in universal life products deposits................        (368,379)        (723,167)    (12,550,883)
  Capital contribution......................................               0                0         338,267
                                                              --------------   --------------   -------------
Net cash used in financing activities.......................        (468,379)      (3,823,167)    (17,312,616)
                                                              --------------   --------------   -------------
INCREASE IN CASH............................................         644,020          564,920         578,129
CASH AT BEGINNING OF YEAR...................................       1,574,181        1,009,261         431,132
                                                              --------------   --------------   -------------
CASH AT END OF YEAR.........................................  $    2,218,201   $    1,574,181   $   1,009,261
                                                              --------------   --------------   -------------
                                                              --------------   --------------   -------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash paid during the year:
    Income taxes............................................  $      548,581   $    1,830,301   $   1,030,000
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES
  Acquisitions and bulk reinsurance assumptions
    Assets acquired.........................................                                    $  24,937,851
    Liabilities assumed.....................................                                      (25,678,706)
                                                                                                -------------
    Net.....................................................                                    $    (740,855)
                                                                                                -------------
                                                                                                -------------


                       See Notes to Financial Statements

                   AMERICAN FOUNDATION LIFE INSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

NOTE A -- SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION


    The accompanying financial statements of American Foundation Life Insurance Company (the Company) are prepared on the basis of generally accepted accounting principles. Such accounting principles differ from statutory reporting practices used by insurance companies in reporting to state regulatory authorities. (see also Note B.)



    All outstanding shares of the Company's common stock are owned by Protective Life Insurance Company (Protective), which is the principal operating subsidiary of Protective Life Corporation (PLC), and insurance holding company domiciled in the state of Delaware. All outstanding shares of the Company's preferred stock are owned by PLC. Protective is a wholly-owned subsidiary of PLC. Other affiliated insurers include Empire General Life Assurance Corporation, Wisconsin National Life Insurance Company, Protective Life Insurance Corporation of Alabama, Protective Life Insurance Company of Kentucky, Community National Assurance Company, Capital Investors Life Insurance Company, West Coast Life Insurance Company, Western Diversified Life Insurance Company, Western Diversified Casualty Insurance Company and Citizen's Accident & Health Insurance Company.


    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make various estimates that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities, as well as the reported amounts of revenues and expenses.

    NATURE OF OPERATIONS


    The Company, since it is licensed in the State of New York, is the entity through which PLC markets, distributes, and services insurance and annuity products in New York. The operating results of companies in the insurance industry have historically been subject to significant fluctuations due to competition, economic conditions, interest rates, investment performance, maintenance of insurance ratings, and other factors.


    RECENTLY ISSUED ACCOUNTING STANDARDS


    In 1997 the Company adopted Statement of Financial Accounting Standards
(SFAS) No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities;" SFAS No. 130, "Reporting Comprehensive Income;" and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information."



    SFAS No. 130 requires the presentation of comprehensive income and its components in a financial statement that is displayed with the same prominence as other financial statements. The Company has reconfigured the Statements of Stockholders' Equity presented herein in accordance with this Statement. SFAS No. 131 requires additional disclosures with respect to the Company's operating segments.



    The adoption of these accounting standards did not have a material effect on the Company's financial statements but has resulted in changed disclosure and financial statement presentation.


    INVESTMENTS

    The Company has classified all of its investments in fixed maturities, equity securities, and short-term investments as "available for sale."

                   AMERICAN FOUNDATION LIFE INSURANCE COMPANY

NOTE A -- SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Investments are reported on the following bases less allowances for uncollectible amounts on investments, if applicable:

    - Fixed maturities (bonds and redeemable preferred stocks)--at current market value.


    - Mortgage loans on real estate--at unpaid balances, adjusted for loan origination costs, net of fees, and amortization of premium or discount.


    - Investment real estate--at cost, less allowances for depreciation computed on the straight-line method. With respect to real estate acquired through foreclosure, cost is the lesser of the loan balance plus foreclosure costs or appraised value.

    - Policy loans--at unpaid balances.

    - Short-term investments--at cost, which approximates current market value.

    Substantially all short-term investments have maturities of three months or less at the time of acquisition.


    As prescribed by SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," certain investments are recorded at their market values with the resulting unrealized gains and losses, net of income tax, reported as a component of stockholders' equity. The market values of fixed maturities increase or decrease as interest rates fall or rise. Therefore, although the provisions of SFAS No. 115 do not affect the Company's operations, its reported stockholders' equity will fluctuate significantly as interest rates change.


    The Company's balance sheets at December 31, prepared on the basis of reporting investments at amortized cost rather than at market values, are as follows:


                                                                    1997            1996
                                                               --------------  --------------
Total investments............................................  $   90,930,332  $   95,900,646
All other assets.............................................      14,126,069      15,743,276
                                                               --------------  --------------
                                                               $  105,056,401  $  111,643,922
                                                               --------------  --------------
                                                               --------------  --------------
Deferred income taxes........................................  $    1,623,298  $    1,221,190
All other liabilities........................................      78,692,149      87,427,232
                                                               --------------  --------------
                                                                   80,315,447      88,648,422
Stockholders' equity.........................................      24,740,954      22,995,500
                                                               --------------  --------------
                                                               $  105,056,401  $  111,643,922
                                                               --------------  --------------
                                                               --------------  --------------


    Realized gains and losses on sales of investments are recognized in net income using the specific identification basis.

    CASH

    Cash includes all demand deposits reduced by the amount of outstanding checks and drafts.

                   AMERICAN FOUNDATION LIFE INSURANCE COMPANY

NOTE A -- SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    REVENUES, BENEFITS, CLAIMS, AND EXPENSES


    Traditional Life and Health Insurance Products--Traditional life insurance products consist principally of those products with fixed and guaranteed premiums and benefits and include whole life insurance policies, term life insurance policies, limited-payment life insurance policies, and certain annuities with life contingencies. Life insurance and immediate annuity premiums are recognized as revenue when due. Health insurance premiums are recognized as revenue over the terms of the policies. Benefits and expenses are associated with earned premiums so that profits are recognized over the life of the contracts. This is accomplished by means of the provision for liabilities for future policy benefits and the amortization of deferred policy acquisition costs.


    Liabilities for future policy benefits on traditional life insurance products have been computed using a net level method including assumptions as to investment yields, mortality, persistency, and other assumptions based on the Company's experience modified as necessary to reflect anticipated trends and to include provisions for possible adverse deviation. The liability for future policy benefits and claims on traditional life and health insurance products included estimated unpaid claims that have been reported to the Company and claims incurred but not yet reported. Policy claims are charged to expense in the period that the claims are incurred.

    Activity in the liability for unpaid claims is summarized as follows:


                                                          1997          1996          1995
                                                      ------------  ------------  ------------
Balance beginning of year...........................  $  5,008,998  $  3,862,708  $  4,215,218
  Less reinsurance..................................       801,709       370,612       523,208
                                                      ------------  ------------  ------------
Net balance beginning of year.......................     4,207,289     3,492,096     3,692,010
                                                      ------------  ------------  ------------
Incurred related to:
Current year........................................     5,947,439     6,293,400     5,961,369
Prior year..........................................      (331,984)     (153,466)     (645,639)
                                                      ------------  ------------  ------------
  Total incurred....................................     5,615,455     6,139,934     5,315,730
                                                      ------------  ------------  ------------
Paid related to:
Current year........................................     4,913,958     4,883,873     4,632,399
Prior year..........................................     1,387,081       540,868       883,245
                                                      ------------  ------------  ------------
  Total paid........................................     6,301,039     5,424,741     5,515,644
                                                      ------------  ------------  ------------
Net balance end of year.............................     3,521,705     4,207,289     3,492,096
  Plus reinsurance..................................       203,199       801,709       370,612
                                                      ------------  ------------  ------------
Balance end of year.................................  $  3,724,904  $  5,008,998  $  3,862,708
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------


    UNIVERSAL LIFE AND INVESTMENT PRODUCTS

    Universal life and investment products include universal life insurance, deferred annuities, and annuities without life contingencies. Revenues for universal life and investment products consist of policy fees that have been assessed against policy account balances for the costs of insurance, policy administration, and surrenders. Benefit reserves for universal life and investment products represent policy account balances before applicable surrender charges plus certain deferred policy initiation fees that are recognized in income over the term of the policies. Policy benefits and claims that are charged to expense

                   AMERICAN FOUNDATION LIFE INSURANCE COMPANY

NOTE A -- SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) include benefit claims incurred in the period in excess of related policy account balances and interest credited to policy account balances. Interest credit rates for universal life and investment products ranged from 3.0% to 9.4% in 1996.


    At December 31, 1997, the surrender value of the Company's annuities which approximates market value was approximately $900,000.


    POLICY ACQUISITION COSTS

    Commissions and other costs of acquiring traditional life and health insurance that vary with and are primarily related to the production of new business have been deferred. Traditional life and health insurance acquisition costs are amortized over the premium-payment period of the related policies in proportion to the ratio of annual premium income to total anticipated premium income.

    PARTICIPATING POLICIES


    Participating business comprises approximately 4% of the ordinary life insurance in force and 2% of the ordinary life insurance premium income. Policyholder dividends totaled $159,315 in 1997, $164,204 in 1996 and $165,195 in 1995.


    INCOME TAXES

    The Company uses the asset and liability method of accounting for income taxes. Income tax provisions are generally based on income reported for financial statement purposes. Deferred federal income taxes arise from the recognition of temporary differences between the bases of assets and liabilities determined for financial reporting purposes and the bases determined for income tax purposes. Such temporary differences are principally related to the deferral of policy acquisition costs and the provision for future policy benefits and expenses.


    RECLASSIFICATIONS



    Certain reclassifications have been made in the previously reported financial statements and accompanying notes to make prior year amounts comparable to those of the current year. Such reclassifications had no effect on previously reported net income, total assets or stockholders' equity.


NOTE B -- RECONCILIATION WITH STATUTORY REPORTING PRACTICES


    Financial statements prepared in conformity with generally accepted accounting principles (GAAP) differ in some respects from statutory accounting practices prescribed or permitted by insurance regulatory authorities. The most significant differences are as follows: (a) acquisition costs of obtaining new business are deferred and amortized over the approximate life of the policies rather than charged to operations incurred; (b) benefit liabilities are computed using a net level method and are based on realistic estimates of expected mortality, and withdrawals as adjusted to provide for possible unfavorable deviation from such assumptions; (c) deferred income taxes are provided for temporary differences between financial and taxable earnings; (d) the Asset Valuation Reserve and Interest Maintenance Reserve are restored to stockholders' equity; (e) agents' debit balances, and prepaid expenses are reported as assets rather than being charged directly to surplus (referred to as nonadmitted items); (f) certain items of interest income, principally accrual of mortgage and bond discounts, are amortized differently and (g) bonds are stated at market instead of amortized cost.

                   AMERICAN FOUNDATION LIFE INSURANCE COMPANY

NOTE B -- RECONCILIATION WITH STATUTORY REPORTING PRACTICES (CONTINUED)
    The reconciliations of net income and stockholder's equity prepared in conformity with statutory reporting practices to that reported in the accompanying financial statements are as follows:


                                                      NET INCOME                      STOCKHOLDER'S EQUITY
                                          ----------------------------------  -------------------------------------
                                             1997        1996        1995        1997         1996         1995
                                          ----------  ----------  ----------  -----------  -----------  -----------
In conformity with statutory reporting
  practices:............................  $2,794,015  $2,558,227  $3,329,528  $20,467,722  $18,031,163  $18,781,333
Additional (deductions) by adjustment
  Deferred policy acquisition costs, net
    of amortization.....................    (320,288)   (346,710)   (444,570)   1,692,285    1,919,471    2,266,181
  Deferred income taxes.................     402,108     499,191    (229,111)  (2,005,168)    (979,751)  (2,217,485)
  Asset Valuation Reserve...............                                          730,240      560,732      428,236
  Interest Maintenance Reserve..........     (85,826)    (89,611)    (92,251)     161,051      285,805      360,767
  Nonadmitted items.....................                                           10,431        7,090       19,491
  Redeemable preferred stock............                                                                 (2,000,000)
  Other valuation and timing
    differences.........................    (944,555)   (204,968)    197,402    4,393,580    2,722,603    4,419,378
                                          ----------  ----------  ----------  -----------  -----------  -----------
In conformity with generally accepted
  accounting principles.................  $1,845,454  $2,416,129  $2,760,998  $25,450,141  $22,547,113  $22,602,564
                                          ----------  ----------  ----------  -----------  -----------  -----------
                                          ----------  ----------  ----------  -----------  -----------  -----------


NOTE C -- INVESTMENT OPERATIONS

    Major categories of net investment income for the years ended December 31 are summarized as follows:


                                                                              1997          1996          1995
                                                                          ------------  ------------  ------------
Fixed maturities........................................................  $  4,701,611  $  4,708,490  $  3,402,581
Mortgage loans on real estate...........................................     1,146,325     1,431,687     1,618,753
Investment real estate..................................................        65,584        73,756       141,147
Policy loans............................................................       643,653       752,828       621,733
Other, principally short-term investments...............................       112,127       160,644       119,116
                                                                          ------------  ------------  ------------
                                                                             6,669,300     7,127,405     5,903,330
Investment expenses.....................................................       435,455      (515,916)     (395,463)
                                                                          ------------  ------------  ------------
                                                                          $  6,233,845  $  6,611,489  $  5,507,867
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------


    Realized investment gains (losses) for the years ended December 31 are summarized as follows:


                                                                              1997          1996          1995
                                                                          ------------  ------------  ------------
Fixed maturities........................................................  $    (59,889) $     22,247  $    (49,213)
Mortgage loans and other investments....................................             0       (50,317)      888,190
                                                                          ------------  ------------  ------------
                                                                          $    (59,889) $    (28,070) $    838,977
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

                   AMERICAN FOUNDATION LIFE INSURANCE COMPANY

NOTE C -- INVESTMENT OPERATIONS (CONTINUED)


    In 1997 gross gains on the sale of investments available for sale (fixed maturities and short-term investments) were approximately $10,000 and gross losses were approximately $70,000. In 1996 gross gains were approximately $20,000. In 1995 gross gains were approximately $30,000, and gross losses were approximately $80,000.


    The amortized cost and estimated market values of the Company's investments classified as available for sale at December 31 are as follows:


                                                                             GROSS         GROSS       ESTIMATED
                                                             AMORTIZED     UNREALIZED   UNREALIZED      MARKET
1997                                                           COST          GAINS        LOSSES        VALUES
---------------------------------------------------------  -------------  ------------  -----------  -------------
Fixed maturities:
  Mortgage-backed securities.............................  $  11,348,224  $    348,395   $       0   $  11,696,619
  US Government and authorities..........................      8,746,050       242,265       4,982       8,983,333
  Public utilities.......................................      9,228,405       198,255       5,441       9,421,219
  Convertibles and bonds with warrants...................        694,485             0     168,610         525,875
  All other corporate bonds..............................     37,093,338       572,155      90,980      37,574,513
                                                           -------------  ------------  -----------  -------------
                                                              67,110,502     1,361,070     270,013      68,201,559
Short-term investments...................................        873,844             0           0         873,844
                                                           -------------  ------------  -----------  -------------
                                                           $  67,984,346  $  1,361,070   $ 270,013   $  69,075,403
                                                           -------------  ------------  -----------  -------------
                                                           -------------  ------------  -----------  -------------



                                                                             GROSS        GROSS        ESTIMATED
                                                             AMORTIZED    UNREALIZED    UNREALIZED      MARKET
1996                                                           COST          GAINS        LOSSES        VALUES
---------------------------------------------------------  -------------  -----------  ------------  -------------
Fixed maturities:
  Mortgage-backed securities.............................  $  13,735,012   $ 339,977   $      2,226  $  14,072,763
  US Government and authorities..........................     12,422,028     126,802        228,413     12,320,417
  Public utilities.......................................      9,362,109     121,808        225,851      9,258,066
  Convertibles and bonds with warrants...................        694,263           0        173,638        520,625
  All other corporate bonds..............................     25,701,302      46,069        694,354     25,053,017
                                                           -------------  -----------  ------------  -------------
                                                              61,914,714     634,656      1,324,482     61,224,888
Short-term investments...................................      5,272,698                                 5,272,698
                                                           -------------  -----------  ------------  -------------
                                                           $  67,187,412   $ 634,656   $  1,324,482  $  66,497,586
                                                           -------------  -----------  ------------  -------------
                                                           -------------  -----------  ------------  -------------

                   AMERICAN FOUNDATION LIFE INSURANCE COMPANY

NOTE C -- INVESTMENT OPERATIONS (CONTINUED)

    The amortized cost and estimated market values of fixed maturities at December 31, by expected maturity, are shown as follows. Expected maturities are derived from rates of prepayment that may differ from actual rates of prepayment.


                                                                                  ESTIMATED
                                                                   AMORTIZED       MARKET
1997                                                                 COST          VALUES
---------------------------------------------------------------  -------------  -------------
Due in one year or less........................................  $   2,171,455  $   2,177,162
Due in one year through five years.............................     27,762,163     28,202,077
Due in five years through ten years............................     34,516,587     35,136,758
Due after 10 years.............................................      2,660,297      2,685,564
                                                                 -------------  -------------
                                                                 $  67,110,502  $  68,201,559
                                                                 -------------  -------------
                                                                 -------------  -------------


                                                                                  ESTIMATED
                                                                   AMORTIZED       MARKET
1996                                                                 COST          VALUES
---------------------------------------------------------------  -------------  -------------
Due in one year or less........................................  $   4,495,939  $   4,476,940
Due in one year through five years.............................     10,399,809     10,573,805
Due five years through ten years...............................     41,732,094     41,093,106
Due after 10 years.............................................      5,286,872      5,081,037
                                                                 -------------  -------------
                                                                 $  61,914,714  $  61,224,888
                                                                 -------------  -------------
                                                                 -------------  -------------



    The approximate percentage distribution of the Company's fixed maturity investments by quality rating at December 31 is as follows:



RATING                                                                         1997       1996
---------------------------------------------------------------------------  ---------  ---------
AAA........................................................................       26.8%      40.5%
AA.........................................................................        1.7        5.2
A..........................................................................       24.3        9.8
BBB........................................................................       37.4       37.0
BB or Less.................................................................        9.8        7.5
                                                                             ---------  ---------
                                                                                 100.0%     100.0%
                                                                             ---------  ---------
                                                                             ---------  ---------



    At December 31, 1997 and 1996, the Company had bonds which were rated less than investment grade of $6.7 million and $4.5 million, having an amortized cost of $6.8 million and $4.8 million, respectively.


    The change in unrealized gains (losses), net of income tax, on fixed maturities for the year ended December 31 is summarized as follows:


                                                         1997          1996           1995
                                                     ------------  -------------  ------------
Fixed maturities...................................  $  1,157,574  $  (1,371,579) $  3,324,060



    At December 31, 1997, approximately 99% of the Company's mortgage loans were commercial loans of which 46% were retail, 44% were office buildings, and 10% were industrial. The Company specializes in making mortgage loans on either credit-oriented or credit-anchored commercial properties, most of which are strip shopping centers in smaller towns and cities. No single tenant's leased space represents more than 10% of mortgage loans. Approximately 96% of the mortgage loans are on properties located in the

                   AMERICAN FOUNDATION LIFE INSURANCE COMPANY

NOTE C -- INVESTMENT OPERATIONS (CONTINUED)

following states listed in decreasing order of significance: Tennessee, Alabama, Virginia, Florida and Colorado.



    Many of the mortgage loans have call provisions after five to seven years. Assuming the loans are called at their next call dates, approximately $0.5 million would become due in 1999 to 2002.



    At December 31, 1997, the average mortgage loan was $0.5 million, and the weighted average interest rate was 9.84%. The largest single mortgage loan was $2.0 million. While the Company's mortgage loans do not have quoted market values, at December 31, 1997 and 1996, the Company estimates the market value of its mortgage loans to be $11.6 million and $15.5 million, respectively, using discounted cash flows from the next call date.



    At December 31, 1997 and 1996, the Company's problem mortgage loans and foreclosed properties totaled $0.4 million and $0.4 million, respectively. Since the Company's mortgage loans are collateralized by real estate, any assessment of impairment is based upon the estimated fair value of the real estate. Based on the Company's evaluation of its mortgage loan portfolio, the Company does not expect any material losses on its mortgage loans.



    The Company believes it is not practicable to determine the fair value of its policy loans since there is no stated maturity, and policy loans are often repaid by reductions to policy benefits. Policy loan interest rates generally range from 4.5% to 8.0%.


NOTE D -- FEDERAL INCOME TAXES

    The Company's effective income tax rate varied from the maximum federal income tax rate as follows:


                                                                                    1997       1996       1995
                                                                                  ---------  ---------  ---------
Statutory federal income tax rate applied to pretax income......................      35.00%     35.00%     35.00%
Tax-exempt interest.............................................................      (7.20)     (7.33)     (7.37)
Other adjustments...............................................................       6.20       6.33       6.37
                                                                                  ---------  ---------  ---------
Effective income tax rate.......................................................      34.00%     34.00%     34.00%
                                                                                  ---------  ---------  ---------
                                                                                  ---------  ---------  ---------


    The provision for federal income tax differs from amounts currently payable due to certain items reported for financial statement purposes in periods which differ from those in which they are reported for income tax purposes.

    Details of the deferred income tax provision for the years ended December 31 are as follows:


                                                                            1997          1996           1995
                                                                         -----------  -------------  -------------
Deferred policy acquisition costs......................................  $  (100,971) $    (530,008) $    (344,176)
Benefit and other policy liability changes.............................      (72,878)     1,698,144      1,371,080
Temporary differences of investment income.............................     (199,660)      (208,432)    (4,063,846)
Other items............................................................      775,617     (1,458,895)     3,266,053
                                                                         -----------  -------------  -------------
                                                                         $   402,108  $    (499,191) $     229,111
                                                                         -----------  -------------  -------------
                                                                         -----------  -------------  -------------

                   AMERICAN FOUNDATION LIFE INSURANCE COMPANY

NOTE D -- FEDERAL INCOME TAXES (CONTINUED)
    The components of the Company's net deferred income tax liability as of December 31 were as follows:


                                                                                            1997          1996
                                                                                        ------------  ------------
Deferred income tax assets
  Policy and policyholder liability reserves..........................................  $    401,636  $    328,758
  Deferred policy acquisition costs...................................................       195,580        94,609
                                                                                        ------------  ------------
                                                                                             597,216       423,367
                                                                                        ------------  ------------
Deferred income tax liabilities:
  Unrealized gain on investments......................................................       516,942        93,293
  Other...............................................................................     2,085,442     1,309,825
                                                                                        ------------  ------------
                                                                                           2,602,384     1,403,118
                                                                                        ------------  ------------
  Net deferred income tax liability...................................................  $  2,005,168  $    979,751
                                                                                        ------------  ------------
                                                                                        ------------  ------------



    The Company's income tax returns are included in the consolidated income tax returns of PLC. The allocation of income tax liabilities among affiliates is based upon separate income tax return calculations. At December 31, 1997 and 1996 no amounts were payable to PLC for income tax liabilities.


NOTE E -- COMMITMENTS AND CONTINGENT LIABILITIES

    Under insurance guaranty fund laws, in most states, insurance companies doing business therein can be assessed up to prescribed limits for policyholder losses incurred by insolvent companies. The Company does not believe such assessments will be materially different from amounts already provided for in the financial statements. Most of these laws do provide, however, that an assessment may be excused or deferred if it would threaten an insurer's own financial strength.


    A number of civil jury verdicts have been returned against insurers in the jurisdictions in which the Company does business involving the insurers' sales practices, alleged agent misconduct, failure to properly supervise agents, and other matters. Increasingly these lawsuits have resulted in the award of substantial judgments against the insurer that are disproportionate to the actual damages, including material amounts of punitive damages. In addition in some class action and other lawsuits involving insurer's sales practices, insurers have made material settlement payments. In some states (including Alabama), juries have substantial discretion in awarding punitive damages which creates the potential for unpredictable material adverse judgments in any given punitive damage suit. The Company and its affiliates, like other insurers, in the ordinary course of business, are involved in such litigation. Although the outcome of any such litigation cannot be predicted with certainty, the Company believes that at the present time there are no pending or threatened lawsuits that are reasonably likely to have a material adverse effect on the financial position, results of operation, or liquidity of the Company.



NOTE F -- STOCKHOLDERS' EQUITY AND RESTRICTIONS



    Dividends on common stock are noncumulative and are paid as determined by the Board of Directors. At December 31, 1997, approximately $6.1 million of stockholders' equity excluding net unrealized gains and losses represented net assets of the Company that cannot be transferred in the form of dividends, loans, or advances to Protective Life. In general, dividends up to specified levels are considered ordinary and may be paid thirty days after written notice to the insurance commissioner of the state of domicile

                   AMERICAN FOUNDATION LIFE INSURANCE COMPANY

NOTE F -- STOCKHOLDERS' EQUITY AND RESTRICTIONS (CONTINUED)


unless such commissioner objects to the dividend prior to the expiration of such period. Dividends in larger amounts are considered extraordinary and are subject to affirmative prior approval by such commissioner. The maximum amount that would qualify as ordinary dividends to Protective Life by the Company in 1998 is estimated to be $3.4 million.


NOTE G -- PREFERRED STOCK


    The Company's preferred stock has a provision for an annual minimum cumulative dividend, when and if declared, of $50.00 per share, and additional dividends to the extent the Company's statutory earnings for the immediately preceeding year exceed $1.0 million. The minimum dividend and any accumulation must be paid before any dividend on any other class of capital stock may be paid. The additional dividends are noncumulative and are in preference to any other dividend on any other class of capital stock. Dividends of $100,000 were declared and paid in each of 1997, 1996 and 1995 on the participating preferred stock. As of December 31, 1997, all cumulative preferred dividends have been paid.



    During 1996, the Company's articles of incorporation were amended such that the preferred stock is redeemable at $1,000 per share solely at the Company's discretion. At December 31, 1995, the preferred stock was reported as "Redeemable Preferred Stock", whereas at December 31, 1996, it is reported as a component of stockholders' equity.


NOTE H -- RELATED PARTY MATTERS


    The Company has no employees; therefore, the Company purchases data processing, legal, investment, and management services from PLC and other affiliates. The cost of such services was $375,023 in 1997, $383,069 in 1996, and $243,236 in 1995.



    Receivables from related parties consisted of receivables from affiliates under control of PLC in the amount of approximately $200,000 and approximately $300,000 at December 31, 1997 and 1996, respectively. The Company routinely receives from or pays to affiliates under the control of PLC reimbursements for expenses incurred on one another's behalf. Receivables and payables among affiliates are generally settled monthly.


NOTE I -- REINSURANCE


    The Company assumes risks from and reinsures certain parts of its risks with other insurers under yearly renewable term, coinsurance, and modified coinsurance agreements. Yearly renewable term and coinsurance agreements are accounted for by passing a portion of the risk to the reinsurer. Generally, the reinsurer receives a proportionate part of the premiums less commissions and is liable for a corresponding part of all benefit payments. Modified coinsurance is accounted for similarly to coinsurance except that the liability for future policy benefits is held by the original company, and settlements are made on a net basis between the companies. While the amount retained on an individual life will vary based upon age and mortality prospects of the risk, the Company generally will not carry more than $500,000 individual life insurance on a single risk. In many cases, the retention is less.



    The Company has reinsured approximately $133 million, $163 million and $164 million, in face amount of life insurance risks with other insurers representing $0.7 million, $0.9 million and $1.0 million of premium income for 1997, 1996 and 1995, respectively. The Company has also reinsured accident and health risks representing $2.3 million, $1.9 million and $1.6 million, of premium income for 1997, 1996 and 1995, respectively. In 1997 and 1996, policy and claim reserves relating to insurance ceded of $7.5 million

                   AMERICAN FOUNDATION LIFE INSURANCE COMPANY

NOTE I -- REINSURANCE (CONTINUED)

and $9.1 million respectively are included in reinsurance receivables. Should any of the reinsurers be unable to meet its obligation at the time of the claim, obligation to pay such claim would remain with the Company. At December 31, 1997 and 1996, the Company had paid $0.2 million and $0.8 million, respectively, of ceded benefits which are recoverable from reinsurers.


NOTE J -- ESTIMATED MARKET VALUES OF FINANCIAL INSTRUMENTS

    The carrying amount and estimated market values of the Company's financial instruments at December 31 are as follows:


                                                                  1997                          1996
                                                      ----------------------------  ----------------------------
                                                        CARRYING       ESTIMATED      CARRYING       ESTIMATED
                                                         AMOUNT      MARKET VALUES     AMOUNT      MARKET VALUES
                                                      -------------  -------------  -------------  -------------
Assets (see Notes A and C):
Investments:
  Fixed maturities..................................  $  67,110,502  $  68,201,559  $  61,914,714  $  61,224,888
  Mortgage loans on real estate.....................     10,902,986     11,649,144     14,757,881     15,467,129
  Short-term investments............................        873,844        873,844      5,272,698      5,272,698
Cash................................................      2,218,201      2,218,201      1,574,181      1,574,181
Liabilities (see Note A)............................
Annuity deposits....................................        929,124        929,124        973,155        973,155



NOTE K -- OPERATING SEGMENTS



    PLC operates seven divisions whose principal strategic focuses can be grouped into three general categories: Life Insurance, Specialty Insurance Products, and Retirement Savings and Investment Products. Each division has a senior officer of PLC responsible for its operations. A division is generally distinguished by products and/or channels of distribution.



    The Life Insurance category includes the Acquisitions, Individual Life, and West Coast Divisions. The Specialty Insurance Products category includes the Dental and Consumer Benefits ("Dental") and Financial Institutions Divisions. And the Retirement Savings and Investment Products category includes the Guaranteed Investment Contracts and Investment Products Divisions.



    The Company, since it is licensed in the State of New York, is the entity through which PLC markets and distributes products in New York. As of December 31, 1997, the Company was involved in the operations of two of PLC's Divisions: the Acquisitions Division and the Dental Division. PLC's Investment Products Division has plans to begin marketing through the Company in 1998.



    The Company also has an additional business segment which is described herein as Corporate and Other. The Corporate and Other segment primarily consists of net investment income and expenses not attributable to the Divisions above.



    The Company uses the same accounting policies and procedures to measure operating segment income and assets as it uses to measure its consolidated net income and assets. Operating segment income is generally income before income tax, adjusted to exclude any pre-tax minority interest in income of consolidated subsidiaries. Premiums and policy fees, other income, benefits and settlement expenses, and amortization of deferred policy acquisition costs are attributed directly to each operating segment. Net investment income is allocated based on directly related assets required for transacting the business of that

                   AMERICAN FOUNDATION LIFE INSURANCE COMPANY

NOTE K -- OPERATING SEGMENTS (CONTINUED)


segment. Realized investment gains (losses) and other operating expenses are allocated to the segments in a manner which most appropriately reflects the operations of that segment. Unallocated realized investment gains (losses) are deemed not to be associated with any specific segment.



    Assets are allocated based on policy liabilities and deferred policy acquisition costs directly attributable to each segment.



    There are no significant intersegment transactions.



    Operating segment income and assets for the years ended December 31, are as follows:



                                                             DENTAL AND                                 TOTAL
                                                              CONSUMER    CORPORATE                 CONSOLIDATED
                                             ACQUISITIONS     BENEFITS    AND OTHER   ADJUSTMENTS    NET INCOME
                                             -------------  ------------  ----------  ------------  -------------
1997
Premiums and policy fees...................  $   4,257,328  $  4,158,505  $        0                $   8,415,833
Net investment income......................      4,590,650     1,026,054     617,141                    6,233,845
Realized investment gains (losses).........                                  (59,889)                     (59,889)
Other income...............................          8,718                                                  8,718
                                             -------------  ------------  ----------  ------------  -------------
    Total revenues.........................      8,856,696     5,184,559     557,252                   14,598,507
                                             -------------  ------------  ----------  ------------  -------------
Benefits and settlement expenses...........      5,994,962     3,080,800                                9,075,762
Amortization of deferred acquisitions
  costs....................................        320,288                                                320,288
Other operating expenses...................        912,398     1,493,916                                2,406,314
                                             -------------  ------------  ----------  ------------  -------------
    Total benefits and expenses............      7,227,648     4,574,716           0                   11,802,364
                                             -------------  ------------  ----------  ------------  -------------
Income before income tax...................      1,629,048       609,843     557,252                    2,796,143
Income tax expense.........................                                                950,689        950,689
                                             -------------  ------------  ----------  ------------  -------------
Net income.................................                                                         $   1,845,454
                                             -------------  ------------  ----------  ------------  -------------
                                             -------------  ------------  ----------  ------------  -------------
1996
Premiums and policy fees...................  $   4,540,107  $  4,917,896                            $   9,458,003
Net investment income......................      5,569,799     1,049,427  $   (7,737)                   6,611,489
Realized investment gains (losses).........                                  (28,070)                     (28,070)
Other income...............................          2,406                                                  2,407
                                             -------------  ------------  ----------  ------------  -------------
    Total revenues.........................     10,112,312     5,967,323     (35,807)            0     16,043,828
                                             -------------  ------------  ----------  ------------  -------------
Benefits and settlement expenses...........      5,813,515     3,861,725                                9,675,240
Amortization of deferred acquisitions
  costs....................................        346,710                                                346,710
Other operating expenses...................        855,442     1,505,634                                2,361,076
                                             -------------  ------------  ----------  ------------  -------------
    Total benefits and expense.............      7,015,667     5,367,359           0             0     12,383,026
                                             -------------  ------------  ----------  ------------  -------------
Income before income tax...................      3,096,645       599,964     (35,807)            0      3,660,802
Income tax expenses........................                                              1,244,673      1,244,673
                                             -------------  ------------  ----------  ------------  -------------
Net income.................................                                                         $   2,416,129
                                             -------------  ------------  ----------  ------------  -------------
                                             -------------  ------------  ----------  ------------  -------------

                   AMERICAN FOUNDATION LIFE INSURANCE COMPANY

NOTE K -- OPERATING SEGMENTS (CONTINUED)



                                                             DENTAL AND                                 TOTAL
                                                              CONSUMER    CORPORATE                 CONSOLIDATED
                                             ACQUISITIONS     BENEFITS    AND OTHER   ADJUSTMENTS    NET INCOME
                                             -------------  ------------  ----------  ------------  -------------
1995
Premiums and policy fees...................  $   4,001,233  $  2,923,864                            $   6,925,097
Net investment income......................      5,504,153         3,714                                5,507,867
Realized investment gains (losses).........                               $  838,977                      838,977
Other income...............................             (8)                                                    (8)
                                             -------------  ------------  ----------  ------------  -------------
    Total revenues.........................      9,505,378     2,927,578     838,977             0     13,271,933
                                             -------------  ------------  ----------  ------------  -------------
Benefits and settlement expenses...........      4,888,566     1,458,839                                6,347,405
Amortization of deferred acquisitions
  costs....................................        444,570                                                444,570
Other operating expenses...................        934,200     1,362,428                                2,296,628
                                             -------------  ------------  ----------  ------------  -------------
    Total benefits and expenses............      6,267,336     2,821,267           0             0      9,088,603
                                             -------------  ------------  ----------  ------------  -------------
Income before income tax...................      3,238,042       106,311     838,977             0      4,183,330
Income tax expenses........................                                           $  1,422,332      1,422,332
                                             -------------  ------------  ----------  ------------  -------------
Net Income.................................                                                         $   2,760,998
                                             -------------  ------------  ----------  ------------  -------------
                                             -------------  ------------  ----------  ------------  -------------



                                                                     DENTAL AND
                                                                      CONSUMER     CORPORATE AND
                                                     ACQUISITIONS     BENEFITS         OTHER          TOTAL
                                                     -------------  -------------  -------------  --------------
1997
Investment and other assets........................  $  76,644,539  $   7,111,880  $  20,698,754  $  104,455,173
Deferred policy acquisition costs..................      1,692,285                                     1,692,285
                                                     -------------  -------------  -------------  --------------
Total Assets.......................................  $  78,336,824  $   7,111,880  $  20,698,754  $  106,147,458
                                                     -------------  -------------  -------------  --------------
                                                     -------------  -------------  -------------  --------------
1996
Investment and other assets........................  $  78,189,386  $  12,870,675  $  17,974,564  $  109,034,625
Deferred policy acquisition costs..................      1,919,471                                     1,919,471
                                                     -------------  -------------  -------------  --------------
Total Assets.......................................  $  80,108,857  $  12,870,675  $  17,974,564  $  110,954,096
                                                     -------------  -------------  -------------  --------------
                                                     -------------  -------------  -------------  --------------
1995
Investment and other assets........................  $  83,689,559  $  14,055,339  $  19,021,559  $  116,766,457
Deferred policy acquisition costs..................      2,266,181                                     2,266,181
                                                     -------------  -------------  -------------  --------------
Total Assets.......................................  $  85,955,740  $  14,055,339  $  19,021,559  $  119,032,638
                                                     -------------  -------------  -------------  --------------
                                                     -------------  -------------  -------------  --------------

              SCHEDULE III -- SUPPLEMENTARY INSURANCE INFORMATION


                   AMERICAN FOUNDATION LIFE INSURANCE COMPANY


-----------------------------------------------------------------------------------------------------------------
                                       COL. A        COL. B      COL. C      COL. D         COL. E      COL. F
-----------------------------------------------------------------------------------------------------------------
                                                     FUTURE                  ANNUITY
                                      DEFERRED       POLICY                 DEPOSITS       PREMIUMS
                                       POLICY       BENEFITS                AND OTHER        AND          NET
                                     ACQUISITION       AND      UNEARNED  POLICYHOLDERS'    POLICY    INVESTMENT
              SEGMENT                   COSTS         COSTS     PREMIUMS      FUNDS          FEES       INCOME
-----------------------------------  -----------   -----------  --------  -------------   ----------  -----------
Year Ended December 31, 1997:
  Acquisitions.....................  $1,692,285    $56,177,703  $463,232   $ 6,048,563    $4,257,328  $4,590,650
  Dental and Consumer Benefits.....           0         76,979        0      6,961,019     4,158,505   1,026,054
  Corporate and Other..............           0              0        0              0             0     617,141
                                     -----------   -----------  --------  -------------   ----------  -----------
                                     $1,692,285    $56,254,682  $463,232   $13,009,582    $8,415,833  $6,233,845
                                     -----------   -----------  --------  -------------   ----------  -----------
                                     -----------   -----------  --------  -------------   ----------  -----------
Year Ended December 31, 1996:
  Acquisitions.....................  $1,919,471    $59,483,455  $182,499   $ 6,028,180    $4,540,107  $5,569,799
  Dental and Consumer Benefits.....           0         76,979        0     12,891,670     4,917,896   1,049,427
  Corporate and Other..............           0              0        0              0             0      (7,737)
                                     -----------   -----------  --------  -------------   ----------  -----------
                                     $1,919,471    $59,560,434  $182,499   $18,919,850    $9,458,003  $6,611,489
                                     -----------   -----------  --------  -------------   ----------  -----------
                                     -----------   -----------  --------  -------------   ----------  -----------
Year Ended December 31,1995:
  Acquisitions.....................  $2,266,181    $61,003,603  $71,803    $ 6,170,504    $4,001,233  $5,504,153
  Dental and Consumer Benefits.....           0        650,651        0     13,170,351     2,923,864       3,714
  Corporate and Other..............           0              0        0              0             0           0
                                     -----------   -----------  --------  -------------   ----------  -----------
                                     $2,266,181    $61,654,254  $71,803    $19,340,855    $6,925,097  $5,507,867
                                     -----------   -----------  --------  -------------   ----------  -----------
                                     -----------   -----------  --------  -------------   ----------  -----------

-----------------------------------  -------------------------------------------------
                                       COL. G       COL. H       COL. I      COL. J
-----------------------------------  -------------------------------------------------
                                                                AMORTIZATION
                                      REALIZED     BENEFITS        OF
                                     INVESTMENT       AND       DEFERRED
                                       GAINS      SETTLEMENT    ACQUISITION
              SEGMENT                 (LOSSES)     EXPENSES      COSTS    EXPENSES (1)
-----------------------------------  ----------   -----------   --------  ------------
Year Ended December 31, 1997:
  Acquisitions.....................   $      0    $5,994,962    $320,288   $  912,398
  Dental and Consumer Benefits.....          0     3,080,800          0     1,493,916
  Corporate and Other..............    (59,889)            0          0             0
                                     ----------   -----------   --------  ------------
                                      $(59,889)   $9,075,762    $320,288   $2,406,314
                                     ----------   -----------   --------  ------------
                                     ----------   -----------   --------  ------------
Year Ended December 31, 1996:
  Acquisitions.....................   $      0    $5,813,515    $346,710   $  855,442
  Dental and Consumer Benefits.....          0     3,861,725          0     1,505,634
  Corporate and Other..............    (28,070)            0          0             0
                                     ----------   -----------   --------  ------------
                                      $(28,070)   $9,675,240    $346,710   $2,361,076
                                     ----------   -----------   --------  ------------
                                     ----------   -----------   --------  ------------
Year Ended December 31,1995:
  Acquisitions.....................          0    $4,888,566    $444,570   $  934,200
  Dental and Consumer Benefits.....          0     1,458,839          0     1,362,428
  Corporate and Other..............   $838,977             0          0             0
                                     ----------   -----------   --------  ------------
                                      $838,977    $6,347,405    $444,570   $2,296,628
                                     ----------   -----------   --------  ------------
                                     ----------   -----------   --------  ------------

                           SCHEDULE IV -- REINSURANCE


                   AMERICAN FOUNDATION LIFE INSURANCE COMPANY



-----------------------------------------------------------------------------------------------
              COL. A                   COL. B      COL. C      COL. D      COL. E      COL. F
-----------------------------------------------------------------------------------------------
                                                                                     PERCENTAGE
                                                  CEDED TO    ASSUMED                OF AMOUNT
                                       GROSS       OTHER     FROM OTHER     NET       ASSUMED
                                       AMOUNT    COMPANIES   COMPANIES     AMOUNT      TO NET
                                     ----------  ----------  ----------  ----------  ----------
Year Ended December 31, 1997:
  Life insurance in force (1)......  $  229,717  $  133,080  $  367,176  $  463,813     79.2%
                                     ----------  ----------  ----------  ----------      ---
                                     ----------  ----------  ----------  ----------      ---
Premiums and policy fees:
  Life insurance...................  $2,926,434  $  752,253  $2,124,374  $4,298,555     49.4%
  Accident and health insurance....   6,325,182   2,258,737      50,833   4,117,278      1.2%
                                     ----------  ----------  ----------  ----------
  TOTAL............................  $9,251,616  $3,010,990  $2,175,207  $8,415,833
                                     ----------  ----------  ----------  ----------
                                     ----------  ----------  ----------  ----------
Year Ended December 31, 1996:
  Life insurance in force (1)......  $  247,048  $  169,330  $  549,583  $  627,301     87.6%
                                     ----------  ----------  ----------  ----------      ---
                                     ----------  ----------  ----------  ----------      ---
Premiums and policy fees:
  Life insurance...................  $3,222,836  $  910,593  $2,698,743  $5,010,986     53.9%
  Accident and health insurance....   6,245,784   1,857,606      58,839   4,447,017      1.3%
                                     ----------  ----------  ----------  ----------
  TOTAL............................  $9,468,620  $2,768,199  $2,757,582  $9,458,003
                                     ----------  ----------  ----------  ----------
                                     ----------  ----------  ----------  ----------
Year Ended December 31, 1995:
  Life insurance in force (1)......  $  270,714  $   42,165  $  520,659  $  749,208     69.5%
                                     ----------  ----------  ----------  ----------      ---
                                     ----------  ----------  ----------  ----------      ---
Premiums and policy fees:
  Life insurance...................  $3,821,959  $1,005,330  $  753,690  $3,570,319     21.1%
  Accident/health insurance........   4,909,882   1,615,589      60,485   3,354,778      1.8%
                                     ----------  ----------  ----------  ----------
  TOTAL............................  $8,731,841  $2,620,919  $  814,175  $6,925,097
                                     ----------  ----------  ----------  ----------
                                     ----------  ----------  ----------  ----------


------------------------


(1) Dollars in thousands

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

    The expenses of the issuance and distribution of the Contracts, other than any underwriting discounts and commissions, are as follows:


Securities and Exchange Commission Registration Fees........       $34,483.00
Printing and Engraving......................................        48,000.00
Accounting fees and expenses................................        25,000.00
Legal fees and expenses.....................................        65,000.00
Miscellaneous...............................................             0.00
                                                              ---------------
TOTAL EXPENSES..............................................      $172,483.00
                                                              ---------------
                                                              ---------------


------------------------

*   Estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Article XI of the By-laws of the Company provides, in substance, that any of the Company's directors and officers, who is a party or is threatened to be made a party to any action, suit or proceeding, other than an action by or in the right of the Company, by reason of the fact that he is or was an officer or director, shall be indemnified by the Company against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such claim, action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. If the claim, action or suit is or was by or in the right of the Company to procure a judgment in its favor, such person shall be indemnified by the Company against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. To the extent that a director or officer has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, he shall be indemnified by the Company against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith, not withstanding that he has not been successful on any other claim issue or matter in any such action, suit or proceeding. Unless ordered by a court, indemnification shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the officer or director is proper in the circumstances because he has met the applicable standard of conduct. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to, or who have been successful on the merits or otherwise with respect to, such claim action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion or (c) by the shareholders.

    In addition, the executive officers and directors are insured by PLC's Directors' and Officers' Liability Insurance Policy including Company Reimbursement and are indemnified by a written contract with PLC which supplements such coverage.

    Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    Not applicable.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


  EXHIBIT
   NUMBER                                              DESCRIPTION
------------  ----------------------------------------------------------------------------------------------
        1(a)  -Underwriting Agreement
     ***1(b)  -Form of Distribution Agreement
      **3(a)  -Articles of Incorporation
      **3(b)  -By-laws
        4(a)  -Group Modified Guaranteed Annuity Contract
        4(b)  -Application for Group Modified Guaranteed Annuity Contract
        4(c)  -Individual Modified Guaranteed Annuity Certificate
        5     -Opinion re legality
       23(a)  -Consent of Coopers & Lybrand L.L.P.
       23(b)  -Consent of Sutherland, Asbill & Brennan LLP
      *24     -Powers of Attorney
       27     -Financial Data Schedule


------------------------


  * Previously filed in Registrant's Form S-1 Registration Statement, Registration No. 333-42425, on December 17, 1997.



** Incorporated herein by reference to the Registrant's Form N-4 Registration Statement Registration No. 333-41577, initial filing on December 5, 1997.



*** Incorporated herein by reference to the Registrant's Pre-Effective Amendment
    No. 1 to Form N-4 Registration Statement No. 333-41577, filed on April 15, 1998.



FINANCIAL STATEMENTS SCHEDULES


    Schedules other than those referred to above are not required or are inapplicable and therefore have been omitted.

ITEM 17. UNDERTAKINGS.

    (A) The undersigned Registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or deletion of a managing underwriter;

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


    As required by the Securities Act of 1933, the Registrant has duly caused this pre-effective amendment to its registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on this 15th day of April, 1998.


                                AMERICAN FOUNDATION LIFE INSURANCE COMPANY

                                By:            /s/ WAYNE E. STUENKEL
                                     ------------------------------------------
                                            Wayne E. Stuenkel, PRESIDENT
                                     AMERICAN FOUNDATION LIFE INSURANCE COMPANY


    As required by the Securities Act of 1933, this amendment to the registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:



          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

    /s/ WAYNE E. STUENKEL       Principal and Director
------------------------------    (Principal Executive        April 15, 1998
      Wayne E. Stuenkel           Officer)

                                Vice President (Principal
              *                   Financial Officer and
------------------------------    Principal Accounting        April 15, 1998
       Jerry W. DeFoor            Officer

              *
------------------------------  Director                      April 15, 1998
      R. Stephen Briggs

              *
------------------------------  Director                      April 15, 1998
      Jim E. Massengale

    /s/ WAYNE E. STUENKEL
------------------------------  Director                      April 15, 1998
      Wayne E. Stuenkel

              *
------------------------------  Director                      April 15, 1998
      A.S. Williams, III

              *
------------------------------  Director                      April 15, 1998
      Steven A. Schultz

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

              *
------------------------------  Director                      April 15, 1998
       Deborah J. Long

              *
------------------------------  Director                      April 15, 1998
         Carolyn King

              *
------------------------------  Director                      April 15, 1998
      Richard J. Bielen

              *
------------------------------  Director                      April 15, 1998
       Danny L. Bentley

  *By: /S/ STEVE M. CALLAWAY
        Steve M. Callaway
        ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


                                                                                                       PAGE TO SEQUENTIAL
                                                                                                        NUMBERING SYSTEM
    NUMBER                                          DESCRIPTION                                       WHERE EXHIBIT LOCATED
--------------  -----------------------------------------------------------------------------------  -----------------------
         1(a)   Underwriting Agreement

         1(b)   Form of Distribution Agreement                                                                    ***

         3(a)   Articles of Incorporation                                                                          **

         3(b)   By-laws                                                                                            **

         4(a)   Group Modified Guaranteed Annuity Contract

         4(b)   Application for Group Modified Guaranteed Annuity Contract

         4(c)   Individual Modified Guaranteed Annuity Certificate

         5      Opinion re legality

        23(a)   Consent of Coopers & Lybrand L.L.P.

        23(b)   Consent of Sutherland, Asbill & Brennan LLP

        24      Powers of Attorney                                                                                  *

        27      Financial Data Schedule


------------------------


  * Previously filed in Registrant's Form S-1 Registration Statement, Registration No. 333-42425, initial filing on December 17, 1997.



 ** Incorporated herein by reference to the Registrant's Form N-4 Registration
    Statement, Registration No. 333-41577, initial filing on December 5, 1997.



*** Incorporated herein by reference to the Registrant's Pre-Effective Amendment
    No. 1 to Form N-4 Registration Statement No. 333-41577 filed on April 15, 1998.